As filed with the Securities and Exchange Commission on September 22, 2004

                                                       Registration No. ________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

         DELAWARE                CORPORATE STRATEGIES, INC.     13-3389415
(State or Other Jurisdiction of  (Name of Registrant in Our   (I.R.S. Employer
       Incorporation                   Charter)              Identification No.)
      or Organization)

                                                                                   TIMOTHY CONNOLLY
1770 ST. JAMES PLACE, SUITE 116             (Primary Standard Industrial     1770 ST. JAMES PLACE, SUITE 116
     HOUSTON, TEXAS 77056                    Classification Code Number)          HOUSTON, TEXAS 77056
(Address and telephone number of Principal                                          (713) 621-2737
Executive Offices and Principal Place of                                (Name, address and telephone number of
                                                                              Business) agent for service)

      Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                    CALCULATION OF REGISTRATION FEE
====================================================================================================
                                                                  PROPOSED MAXIMUM
                                                 PROPOSED MAXIMUM    AGGREGATE        AMOUNT OF
    TITLE OF EACH CLASS OF       AMOUNT TO BE     OFFERING PRICE      OFFERING       REGISTRATION
  SECURITIES TO BE REGISTERED     REGISTERED       PER SHARE(1)       PRICE(1)           FEE
----------------------------------------------------------------------------------------------------
Class A common stock              7,500,000          $0.25         $1,875,000          $237.56
----------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. The shares included herein are being distributed to the stockholders of iVoice, Inc. No consideration will be received by Corporate Strategies, Inc. in consideration for such distribution and there is no market for the shares being distributed. Accordingly, for purposes of calculating the registration fee, the Registrant has used $0.25 per share as the current estimated fair value of the shares being distributed.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                          Subject to Completion, Dated as of September 22, 2004

                           CORPORATE STRATEGIES, INC.
              SPIN-OFF OF 7,500,000 SHARES OF CLASS A COMMON STOCK

      This prospectus relates to the distribution by dividend, or spin-off, to all of the stockholders of iVoice, Inc. of 7,500,000 shares of Class A Common Stock of Corporate Strategies. Corporate Strategies is not selling any shares of Class A Common Stock in this offering and therefore will not receive any proceeds from this offering. All costs associated with this registration will be borne by Corporate Strategies.

      Holders of iVoice common stock, other than affiliates of iVoice Inc., will receive one share of Corporate Strategies Class A Common Stock for every 1,164 shares of iVoice common stock that they hold. Holders of less than 1,164 shares of iVoice common stock will not receive any shares of Corporate Strategies Class A Common Stock. Following the distribution, 100% of the outstanding Class A Common Stock of Corporate Strategies will be held by non-affiliates of Corporate Strategies or iVoice Inc. and 100% of the outstanding Class B Common Stock of Corporate Strategies (including securities convertible into such shares) will be beneficially owned by affiliates of Corporate Strategies. No such affiliates will receive shares of Class A Common Stock of Corporate Strategies in the distribution. The 7,500,000 shares of Class A Common Stock represent 52.5% of the total outstanding shares of Class A Common Stock. After the spin-off, Corporate Strategies, will be an independent public company.

      You will be required to pay income tax on the value of the shares of Class A Common Stock of Corporate Strategies received by you in connection with this distribution.

      Currently, no public market exists for Class A Common Stock of Corporate Strategies. We can provide no assurance that a public market for out securities will develop and ownership of our securities is likely to be an illiquid investment.

      THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.

      PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 13.

      No underwriter or person has been engaged to facilitate the distribution of shares of Class A Common Stock in this offering.

      The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      The information in this prospectus is not complete and may be changed. The dividend, or spin-off shall not occur until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to buy these securities in any state where the offer or sale is not permitted.

               The date of this prospectus is September __, 2004.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY.............................................................4
SUMMARY CONSOLIDATED FINANCIAL INFORMATION....................................11
RISK FACTORS..................................................................12
THE DISTRIBUTION..............................................................26
FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION...........................29
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND
  RESULTS OF OPERATIONS.......................................................31
CETAIN RELATIONSHIPS AND RELATED TRANSACTIONS.................................35
OUR BUSINESS..................................................................36
MANAGEMENT....................................................................39
PRINCIPAL STOCKHOLDERS........................................................42
DESCRIPTION OF SECURITIES.....................................................43
WHERE YOU CAN FIND MORE INFORMATION...........................................45
EXPERTS ......................................................................45
LEGAL MATTERS.................................................................45
SIGNATURES.....................................................................6
FINANCIAL STATEMENTS.........................................................F-1
PART II  ...................................................................II-1

                               PROSPECTUS SUMMARY

      The following summary contains basic information about this offering. It likely does not contain all the information that is important to an investor. For a more complete understanding of this offering, we encourage you to read this entire document and the documents to which we have referred.

OVERVIEW OF CORPORATE STRATEGIES

      Corporate Strategies, Inc. is a diversified merchant banking organization operating predominantly in Texas and eastern portions of the United States. Corporate Strategies is the parent company of Aim American Mortgage, Inc. and Aim American Home Loans, Inc., its sub-prime lending subsidiary. Corporate Strategies provides strategic consulting services, originates, and services business loans, factors receivables, makes direct investments in equity securities, and originates mortgage loans through its subsidiaries. Corporate Strategies' business customers are primarily micro cap public or private companies who are generally unable to obtain financing from traditional banks or savings and loan associations.

      Aim American Mortgage, Inc. is a retail mortgage broker that originates and brokers mortgage loans secured by one-to-four family residential properties principally in Texas. It is engaged in the retail origination of mortgage loans and maintains retail offices in Houston, Texas, and operates in one business segment only, which is mortgage lending, primarily to first time borrowers, home equity borrowers, and with a focus on Hispanic market lending, with personnel fluent in Spanish and English. Revenue is generated through brokerage fees.

PROPOSED DISTRIBUTION

      On September 15, 2004, iVoice announced its intention to distribute Corporate Strategies Class A Common Stock to its shareholders as of October 20, 2004 upon the effectiveness of required Securities and Exchange Commission filings and final approval by the Board of Directors of the terms and conditions of the distribution.

      Following the Distribution, iVoice will own and have the right to convert $500,000 of indebtedness into an indeterminate number of shares of Corporate Strategies Class A Common Stock. The debentures are convertible at the holder's option any time up to maturity at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date or (ii) 80% of the lowest closing bid price of the common stock for the 5 trading days immediately preceding the conversion date. At maturity, Corporate Strategies has the option to either pay the holder 120% of the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to the lower of (i) 120% of the initial bid price of the common stock as of the first trading date or (ii) 80% of the lowest closing bid price of the common stock for the lowest trading days of the 5 trading days immediately preceding the conversion date. The convertible debentures are secured by certain of Corporate Strategies' assets. In the event the debentures are redeemed, then Corporate Strategies will pay $120,000 plus interest for each $100,000 redeemed.

WHY iVOICE SENT THIS DOCUMENT TO YOU

      iVoice, Inc. sent you this document because you were an owner of iVoice common stock on the record date. This entitles you to receive a distribution of one share of Class A Common Stock of Corporate Strategies, Inc. ("Corporate Strategies Shares") for every 1,164 shares of iVoice you owned on that date. No action is required on your part to participate in the Distribution and you do not have to pay cash or other consideration to receive your Corporate Strategies Shares.

      This document describes Corporate Strategies' business, the relationship between iVoice and Corporate Strategies, and how this transaction benefits iVoice and its stockholders, and provides other information to assist you in evaluating the benefits and risks of holding or disposing of the Corporate Strategies Shares that you will receive in the Distribution. You should be aware of certain risks relating to the Distribution and Corporate Strategies' businesses, which are described in this document beginning on page 13.

ABOUT US

      Our executive offices are located at 1770 St. James Place, Suite 116, Houston, Texas 77056 and our telephone number is (713) 621-2737. Our corporate websites are located both at http://www.corporate-strategies.net/ and at www.aimamerican.com. Information on our websites does not constitute part of this prospectus.

QUESTIONS AND ANSWERS ABOUT THE DISTRIBUTION

      The following section answers various questions that you may have with respect to the pro rata distribution to iVoice stockholders of the approximately 52.5% of the outstanding shares of Corporate Strategies Class A Common Stock. We refer to this distribution as the Distribution.

Q: WHEN WILL THE DISTRIBUTION OCCUR?

      A: iVoice currently anticipates completing the Distribution on or about the effective date of the registration statement. The record date for the distribution is October 20, 2004.

Q: WHAT WILL I RECEIVE AS A RESULT OF THE DISTRIBUTION?

      A: For every 1,164 shares of iVoice common stock that you own of record on October 20, 2004, you will receive one share of Corporate Strategies Class A Common Stock.

      iVoice will distribute the Corporate Strategies shares by book entry. If you are a record holder of iVoice stock, instead of physical stock certificates, you will receive from Corporate Strategies' transfer agent shortly after the effective date of the registration statement, a statement of your book entry account for the Corporate Strategies shares distributed to you. Following the Distribution, you may request physical stock certificates if you wish, and instructions for making that request will be furnished with your account statement. If you are not a record holder of iVoice stock because your shares are held on your behalf by your stockbroker or other nominee, your Corporate Strategies shares should be credited to your account with your stockbroker or nominee after the effective date of the registration statement.

Q: WHAT DO I HAVE TO DO TO RECEIVE MY CORPORATE STRATEGIES SHARES?

      A: Nothing. Your Corporate Strategies shares will be either reflected in an account statement that Corporate Strategies' transfer agent will send to you shortly after the effective date of the registration statement or credited to your account with your broker or nominee after the effective date of the registration statement.

Q: WHEN WILL I RECEIVE MY CORPORATE STRATEGIES SHARES?

      A: If you hold your iVoice shares in your own name, your account statement will be mailed to you after the effective date of the registration statement. You should allow several days for the mail to reach you.

      If you hold your iVoice shares through your stockbroker, bank or other nominee, you are probably not a stockholder of record and your receipt of Corporate Strategies shares depends on your arrangements with the nominee that holds your iVoice shares for you. iVoice anticipates that stockbrokers and banks generally will credit their customers' accounts with Corporate Strategies shares after the effective date of the registration statement, but you should check with your stockbroker, bank or other nominee.

Q: WHERE WILL MY CORPORATE STRATEGIES SHARES BE TRADED?

      A: We anticipate that Corporate Strategies' shares will be listed on the Over-the-Counter Bulletin Board under the proposed symbol "CORP." However, no assurance can be given that the Over-the Counter Bulletin Board will accept
Corporate Strategies shares for listing. Trading of the Corporate Strategies shares may commence on a when-issued basis prior to the distribution.

Q: WHAT IF I WANT TO BUY OR SELL IVOICE SHARES OR CORPORATE STRATEGIES SHARES?

      A: You should consult with your own financial advisors, such as your stockbroker, bank or tax advisor. Neither Corporate Strategies nor iVoice makes recommendations on the purchase, retention or sale of shares of iVoice common stock or Corporate Strategies Class A Common Stock.

      The shares distributed to you on the date of the Distribution may be traded immediately.

      If you do decide to buy or sell any shares, you should make sure your stockbroker, bank or other nominee understands whether you want to buy or sell iVoice common stock or Corporate Strategies Class A Common Stock, or both. The following information may be helpful in discussions with your stockbroker, bank or other nominee.

      There is not currently a public market for the Corporate Strategies Class A Common Stock, although a when-issued market may develop prior to completion of the Distribution. When-issued trading refers to a transaction made conditionally because the security has been authorized but is not yet issued or available. Even though when-issued trading may develop, none of these trades would settle prior to the effective date of the Distribution, and if the Distribution does not occur, all when-issued trading will be null and void. On the first trading day following the date of the Distribution, when-issued trading in respect of Corporate Strategies' Class A Common Stock will end and regular-way trading will begin. Regular-way trading refers to trading after a security has been issued and typically involves a transaction that settles on the third full business day following the date of a transaction. We anticipate that Corporate Strategies' shares will be listed on the Over-the-Counter Bulletin Board under the proposed symbol "CORP."

      iVoice's common stock may also trade on a when-issued basis on the Over-the-Counter Bulletin Board, reflecting an assumed post-Distribution value for iVoice common stock. When-issued trading in iVoice common stock, if available, could last from on or about the later to occur of (1) the record date or (2) the effectiveness of the registration statement filed by Corporate Strategies with the Securities and Exchange Commission, through the effective date of the Distribution. If when-issued trading in iVoice common stock is available, iVoice stockholders may trade iVoice common stock prior to the effective date of the Distribution in either the when-issued market or in the regular market for iVoice common stock. If a stockholder trades in the when-issued market, he will have no obligation to transfer to a purchaser of iVoice common stock the Corporate Strategies Class A Common Stock that he receives in the Distribution. If a stockholder trades in the regular market, the shares of iVoice common stock traded will be accompanied by due bills representing the Corporate Strategies Class A Common Stock to be distributed in the Distribution. If when-issued trading in iVoice common stock is not available, neither the iVoice common stock nor the due bills may be purchased or sold separately during the period from the record date through the effective date of the Distribution. If a when-issued market for iVoice common stock develops, an additional listing for iVoice common stock will appear on the Over-the-Counter Bulletin Board. Differences will likely exist between the combined value of when-issued Corporate Strategies Class A Common Stock plus when-issued iVoice common stock and the price of iVoice common stock during this period.

      Purchases and sales of iVoice common stock with the right to receive shares of Corporate Strategies Class A Common Stock should generally settle in the customary three-business day settlement period. Purchases and sales of iVoice common stock without the right to receive shares of the Corporate Strategies Class A Common Stock and purchases and sales of Corporate Strategies Class A Common Stock without the right to receive iVoice common stock are expected to settle four business days following the date account statements for the Corporate Strategies shares are mailed. You should check with your stockbroker, bank or other nominee for details.

Q: HOW WILL THE DISTRIBUTION AFFECT THE AMOUNT OF DIVIDENDS ON MY iVOICE SHARES?

      A: iVoice has not paid cash dividends in the past, and we anticipate that following the Distribution, neither Corporate Strategies nor iVoice will pay cash dividends. However, no formal action has been taken with respect to future dividends, and the declaration and payment of dividends by Corporate Strategies and iVoice will be at the sole discretion of their respective boards of directors.

Q: WILL I HAVE TO PAY TAXES ON THE CORPORATE STRATEGIES SHARES THAT I RECEIVE?

      A: Yes. You will be required to pay income tax on the value of your shares of Corporate Strategies Class A Common Stock received as a dividend. We expect that the dividend will be taxed as ordinary income to the extent of the value of the shares you receive. In addition, you will have to pay taxes on any shares that you receive as a result of the rounding up of fractional shares. You are advised to consult your own tax advisor as to the specific tax consequences of the Distribution.

Q: WILL THERE BE ANY CHANGE IN THE UNITED STATES FEDERAL TAX BASIS OF MY IVOICE SHARES AS A RESULT OF THE DISTRIBUTION?

      A: Yes, your tax basis in your iVoice shares will be reduced. If you are the record holder of your iVoice shares, you will receive information with your account statement that will help you calculate the adjusted tax basis for your iVoice shares, as well as the tax basis for your Corporate Strategies shares. If you are not the record holder of your iVoice shares because your shares are held on your behalf by your stockbroker or other nominee, you should contact your stockbroker or nominee for help in determining the tax basis for your iVoice shares, as well as the tax basis for your Corporate Strategies shares.

Q: WHERE CAN I GET MORE INFORMATION?

      A: If you have any questions relating to the mechanics of the Distribution and the delivery of account statements, you can contact the Distribution Agent:

      Fidelity Transfer Company
      1800 South West Temple, Suite 301
      Salt Lake City, Utah 84115
      (801) 484-7222

      For other questions related to the Distribution or iVoice, please contact:

      iVoice, Inc.
      750 Highway 34
      Matawan, NJ 07747
      (732)-441-7700

      Corporate   Strategies'   stockholders  with  inquiries  relating  to  the
Distribution or their investment in Corporate Strategies should contact:

      Corporate Strategies, Inc.
      1770 St. James Place, Suite 116
      Houston, Texas 77056
      (713) 621-2737
      Attention: Investor Relations

                           SUMMARY OF THE DISTRIBUTION

DISTRIBUTING COMPANY

      iVoice, Inc., a Delaware corporation. As used in this prospectus, the term iVoice includes iVoice, Inc. and its wholly-owned and majority-owned subsidiaries, other than Corporate Strategies, as of the relevant date, unless the context otherwise requires.

DISTRIBUTED COMPANY

      Corporate Strategies, Inc., a Delaware corporation. As used in this prospectus, the terms Corporate Strategies, we, our, us and similar terms means Corporate Strategies, Inc. and its wholly-owned and majority-owned subsidiaries, as of the relevant date, unless the context otherwise requires.

CORPORATE STRATEGIES SHARES TO BE DISTRIBUTED

      iVoice will distribute to iVoice stockholders an aggregate of 7,500,000 shares of Class A Common Stock, par value $0.001 per share, of Corporate Strategies. Based on approximately 8,732,287,874 iVoice shares outstanding on the record date (assuming iVoice options and convertible securities are not exercised or converted prior to the record date) one Corporate Strategies Share will be distributed for approximately every 1,164 shares of iVoice common stock outstanding on the Record Date. (The Distribution ratio may change depending on the number of outstanding shares of iVoice common stock on the Record Date.) Corporate Strategies currently has 14,280,000 shares of Class A Common Stock outstanding. The Corporate Strategies Shares to be distributed will constitute 52.5% of the Corporate Strategies Class A Common Stock outstanding after the Distribution. Immediately following the Distribution, iVoice and its subsidiaries will not own any Corporate Strategies Shares, but will own a debenture in the original principal amount of $500,000, which is convertible into an indeterminate number of shares of Class A Common Stock of Corporate Strategies.

      The debentures are convertible at the holder's option any time up to maturity at a conversion price equal to the lower of (i) 120% of the initial bid price of the common stock as of the first trading date or (ii) 80% of the lowest closing bid price of the common stock for the 5 trading days immediately preceding the conversion date. At maturity, Corporate Strategies has the option to either pay the holder 120% of the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date or (ii) 80% of the lowest closing bid price of the common stock for the lowest trading days of the 5 trading days immediately preceding the conversion date. The convertible debentures are secured by certain of Corporate Strategies' assets. In the event the debentures are redeemed, then Corporate Strategies will pay $120,000 plus interest for each $100,000 redeemed.

RECORD DATE

      If you own at least 1,164 iVoice shares at the close of business on October 20, 2004 (the Record Date), then you will receive Corporate Strategies Shares in the Distribution. If you own fewer than 1,164 iVoice shares on the Record Date, then you will not receive any Corporate Strategies Shares or any other consideration.

DISTRIBUTION DATE

      We currently anticipate that the Distribution will occur near the effective date of the registration statement. If you are a record holder of iVoice stock, instead of physical stock certificates you will receive from Corporate Strategies' transfer agent shortly after the effective date of the registration statement a statement of your book entry account for the Corporate Strategies Shares distributed to you. If you are not a record holder of iVoice stock because such shares are held on your behalf by your stockbroker or other nominee, your Corporate Strategies Shares should be credited to your account with your stockbroker or other nominee after the effective date of the registration statement. Following the Distribution, you may request physical stock certificates if you wish, and instructions for making that request will be furnished with your account statement.

DISTRIBUTION

      On the Distribution Date, the distribution agent identified below will begin distributing certificates representing our Class A Common Stock to iVoice stockholders. You will not be required to make any payment or take any other action to receive your shares of our Class A Common Stock. The distributed shares of our Class A Common Stock will be freely transferable unless you are one of our affiliates or you are issued shares in respect of restricted shares of iVoice common stock.

DISTRIBUTION RATIO

      iVoice will distribute to iVoice stockholders an aggregate of 7,500,000 shares of Class A Common Stock of Corporate Strategies, based on approximately 8,732,287,874 iVoice shares outstanding on the record date. Therefore, for every 1,164 shares of iVoice common stock that you own of record on October 20, 2004, you will receive one share of Corporate Strategies Class A Common Stock. The Distribution ratio is subject to change depending upon the number of outstanding shares of iVoice common stock on the Record Date. If you own fewer than 1,164 shares of iVoice common stock, you will not receive Corporate Strategies Shares in the Distribution or any other consideration because the cost to iVoice to distribute either single shares (if iVoice were to round up) or fractional shares would be greater than the value iVoice shareholders of less than 1,164 shares would otherwise be entitled to receive in the Distribution. iVoice shareholders are not receiving shares of Corporate Strategies Class A Common Stock on a one-for-one basis because Corporate Strategies' management has determined that a more modest capital structure and fewer outstanding shares of common stock would be more beneficial for stockholders.

DISTRIBUTION AGENT

      Fidelity Transfer Company. Their address is 1800 South West Temple, Suite 301, Salt Lake City, Utah 84115. Their telephone number is (801) 484-7222.

TRANSFER AGENT AND REGISTRAR FOR THE CORPORATE STRATEGIES SHARES

      The Transfer agent and registrar for Corporate Strategies is also Fidelity Transfer Company. Their address is 1800 South West Temple, Suite 301, Salt Lake City, Utah 84115. Their telephone number is (801) 484-7222.

FRACTIONAL SHARES OF OUR COMMON STOCK

      iVoice will not distribute any fractional shares of Corporate Strategies Class A Common Stock. In lieu of distributing a fraction of a share of our Class A Common Stock to any iVoice stockholder, fractional shares will be rounded up to the next higher whole number of shares (unless you own less than 1,164 shares, in which case you will not receive any Corporate Strategies Shares in the Distribution).

TRADING MARKET

      We anticipate that our Class A Common Stock will be traded on the Over-The-Counter Bulletin Board under the proposed symbol "CORP." We expect that a market maker will apply for quotation on the Over-the-Counter Bulletin Board on our behalf prior to the Distribution. No trading market for our Class A Common Stock currently exists. However, a trading market for the entitlement to receive shares of our Class A Common Stock in the distribution, referred to as a when-issued market, may develop on or after the record date for the distribution.

DIVIDEND POLICY

      iVoice has not paid cash dividends in the past, and we anticipate that following the Distribution, neither Corporate Strategies nor iVoice will pay cash dividends. However, no formal action has been taken with respect to future dividends, and the declaration and payment of dividends by Corporate Strategies and iVoice will be at the sole discretion of their respective boards of directors.

RISK FACTORS

      The distribution and ownership of our Class A Common Stock involve various risks. You should read carefully the factors discussed under Risk Factors beginning on page 13. Several of the most significant risks of the Distribution include:

      o The Distribution may cause the trading price of iVoice Common Stock to decline.

      o Substantial sales of Corporate Strategies Shares may have an adverse impact on the trading price of the Corporate Strategies Common Stock.

      o There has not been a prior trading market for Corporate Strategies Shares and a trading market for the Corporate Strategies Shares may not develop.

      o The Distribution of Corporate Strategies Shares will result in substantial tax liability.

FEDERAL INCOME TAX CONSEQUENCES

      iVoice and Corporate Strategies do not intend for the Distribution to be tax-free for U.S. federal income tax purposes. You will be required to pay income tax on the value of your shares of Corporate Strategies Class A Common Stock received as a dividend. We expect that the dividend will be taxed as ordinary income to the extent of the value of the shares you receive. You are advised to consult your own tax advisor as to the specific tax consequences of the Distribution.

OUR RELATIONSHIP WITH IVOICE AFTER THE DISTRIBUTION

      Prior to the Distribution, iVoice and Corporate Strategies had no prior business relationship, except for iVoice's investment of $750,000 in Corporate Strategies. iVoice purchased 7,500,000 shares of Class A Common Stock for $250,000 and purchased a $500,000 debenture convertible into an indeterminate number of shares of Corporate Strategies' Class A Common Stock.

      The debentures are convertible at the holder's option any time up to maturity at a conversion price equal to the lower of (i) 120% of the initial bid price of the common stock as of the first trading date (ii) 80% of the lowest closing bid price of the common stock for the 5 trading days immediately preceding the conversion date. At maturity, Corporate Strategies has the option to either pay the holder 120% of the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to the lower of (i) 120% of the initial bid price of the common stock as of the first trading date or (ii) 80% of the lowest closing bid price of the common stock for the lowest trading days of the 5 trading days immediately preceding the conversion date. The convertible debentures are secured by certain of Corporate Strategies' assets. In the event the debentures are redeemed, then Corporate Strategies will pay $120,000 plus interest for each $100,000 redeemed.

BOARD OF DIRECTORS OF CORPORATE STRATEGIES

      No directors of iVoice will serve as directors of Corporate Strategies after the Distribution. After the Distribution, Corporate Strategies is expected to have an initial board of two directors. The initial directors will serve a one-year term. Timothy Connolly and Fred Zeidman have been identified to serve on the initial board. Jerome R. Mahoney expects to remain on iVoice's board following the Distribution Date.

MANAGEMENT OF CORPORATE STRATEGIES

      No current executive officers of iVoice will serve as executive officers of Corporate Strategies after the Distribution. Mr. Mahoney will continue to serve as Chairman of the Board and Chief Executive Officer of iVoice. Timothy Connolly will serve as Chairman and Chief Executive Officer and Fred Zeidman will serve as Vice-Chairman and President of Corporate Strategies.

CERTAIN ANTI-TAKEOVER EFFECTS

      Some of the provisions of Corporate Strategies' certificate of incorporation and bylaws may have the effect of making the acquisition of control of Corporate Strategies in a transaction not approved by Corporate Strategies' board of directors more difficult.

STOCKHOLDER INQUIRIES

      Any persons having inquiries relating to the distribution should contact the Shareholder Services department of the distribution agent at (801) 484-7222 or Corporate Strategies, in writing at 1770 St. James Place, Suite 116, Houston, Texas 77056, Attention: Investor Relations, or by telephone at (713) 621-2737.

                                  RISK FACTORS

      WE ARE SUBJECT TO VARIOUS RISKS THAT MAY MATERIALLY HARM OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS FILING BEFORE DECIDING TO PURCHASE OUR COMMON STOCK. IF ANY OF THESE RISKS OR UNCERTAINTIES ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

                          RISKS RELATED TO OUR BUSINESS

WE HAVE A LIMITED OPERATING HISTORY UPON WHICH YOU CAN EVALUATE OUR BUSINESS

      Although  we  commenced   operations  in  1994  as  a  limited   liability
partnership, we materially changed our business plan and format in 2001 to primarily being consulting strategists, a lender, factor, and investor in micro cap companies, which we generally consider to be companies with sales between $1 million and $100 million. Corporate Strategies was organized on January 10, 1996 as Voice Technologies, L.L.P., a Texas limited liability partnership, was merged into Corporate Securities, Inc., a Delaware corporation, effective March 21, 2002 and began its current operations as a merchant banker during 2001. On February 18, 2003, Corporate Strategies formed Aim American Mortgage, Inc., incorporated in Texas, for the purpose of engaging in mortgage-brokerage activities and since that date Aim America Mortgage, Inc. has been engaged as a mortgage broker involved in the process of originating non-government insured loans in Texas. Therefore, we have only a limited history of operations as a lender to and investor in micro cap companies upon which you can evaluate our business. While we generally have been profitable since October 2000, there can be no assurance that we will remain profitable in future periods, nor can we offer investors any assurance that we will successfully implement our growth strategy. Due to our limited operating results under our business plan, the effect of a general economic recession on our business is unknown. Accordingly Corporate Strategies has a limited operating history upon which you can evaluate our business and the performance of its management in its business.

DURING CERTAIN PAST QUARTERS, WE HAVE OPERATED ON A NEGATIVE CASH FLOW BASIS. WE CANNOT ASSURE YOU THAT WE WILL HAVE SUFFICIENT CAPITAL RESOURCES TO SATISFY OUR FIXED OBLIGATIONS AND FUND OUR OPERATIONS

      We require substantial amounts of cash to fund our loan originations and operations. In the past, during certain quarters of years 2003 and 2004 we operated on a negative cash flow basis. Management believes that in the future, during the certain quarters of each year, we may continue to operate on a negative cash flow basis. We cannot assure you that we will continue to generate positive cash flow in future periods, or at all, or that we will have sufficient working capital to fund our operations, the cost structure of which includes substantial fixed costs. If we do not have sufficient working capital, we may need to reduce the scope of our operations and may not be able to satisfy our obligations as they become due, which would harm our business.

WE DEPEND PRIMARILY ON INDEPENDENT MORTGAGE BROKERS AND LOAN OFFICERS FOR THE ORIGINATION OF OUR MORTGAGE LOANS

      Independent mortgage brokers produce the majority of our loan production. These independent mortgage brokers may have relationships with multiple lenders. For the twelve months ended December 31, 2003, 100% of our loan originations were originated through approximately eight independent brokers. We compete with other lenders for the independent brokers' business on the basis of pricing, service, loan fees, costs and other factors. Competition from other lenders could harm the volume and pricing of our mortgage loans, which could reduce our loan production.

INTENSE COMPETITION IN THE MORTGAGE LOAN INDUSTRY AND MERCHANT BANKING INDUSTRY MAY RESULT IN REDUCED LOAN PRODUCTION, REDUCED NET INCOME OR IN REVISED UNDERWRITING STANDARDS, WHICH COULD HARM OUR BUSINESS

      As an originator of mortgage loans, we face intense competition, primarily from diversified consumer financial companies and other diversified financial institutions, mortgage banking companies, commercial banks, credit unions, savings and loans, mortgage REITs and finance companies. Compared to us, many of these competitors are substantially larger than we are, have greater access to capital at a lower cost than we do, have substantially greater resources than we do and have a more established market presence than we have. In addition, we have experienced increased competition over the Internet, where barriers to entry are relatively low. Competition can take many forms, including lower interest rates and costs to the borrower, less stringent underwriting standards, convenience in obtaining a loan, customer service, the amount and term of a loan and more desirable or effective marketing and distribution channels. Furthermore, the entrance of additional competitors into our market reduces the gains that we may be realize in future loan sales. In addition, efficiencies in the asset-backed market have generally created a desire for even larger transactions, giving companies with greater volumes of originations a competitive advantage.

      In our merchant banking business involving strategic consulting, the factoring of receivables (factoring), secured lending, private investments in public equities (PIPE), senior and mezzanine (subordinated) debt and equity of companies in need of working capital, we face intense competition, primarily from other diversified financial institutions, merchant banks, finance companies, factoring companies and private investors. Compared to us, many of these competitors are substantially larger than we are, have greater access to capital at a lower cost than we do, have substantially greater resources than we do and have a more established market presence than we have.

      If our merchant banking competitors increase their marketing efforts, we may be forced to reduce the rates and fees we currently charge or change our underwriting guidelines in order to maintain and expand our market share. Any reduction in our rates or fees, or any change to our underwriting guidelines, could harm our business.

WE ARE SUBJECT TO LOSSES DUE TO FRAUDULENT AND NEGLIGENT ACTS ON THE PART OF LOAN APPLICANTS, MORTGAGE BROKERS, FACTORING CLIENTS, OTHER VENDORS AND OUR EMPLOYEES

      At the time we originate mortgage loans, we rely heavily upon information supplied to us by third parties, including the information contained in the loan application, property appraisal, real property title information and employment and income documentation. We enter into factoring transactions. This is a credit transaction in which we purchase specific accounts receivable from our clients. We pay the clients an agreed upon sum and the clients sell, assign and transfer to us all of their rights to receive payment of the invoice and their title, and interest in the merchandise or the services represented by the receivables. The clients' customer is notified that the specific invoice has been assigned to us and that payment of the invoice is due to us. Our clients warrant that the merchandise or materials or services represented by the invoice have been or will be accepted and retained by its customer without dispute as to price, terms, quantity, quality or for any other reason. When we make the decision to invest in factoring transactions, make private investments in public equities
(PIPE), or enter into senior or mezzanine (subordinated) debt and equity transactions with companies in need of working capital we rely heavily upon information supplied to us by third parties, including the financial statements provided to us by our potential client. If any of this information supplied to us is intentionally or negligently misrepresented and we do not detect misrepresentation prior to funding of the transaction, the value of the transaction may be significantly lower than expected. Whether the loan applicant, the mortgage broker, another third party or one of our employees makes any misrepresentation or fraudulent act, we may bear the risk of loss. A loan or other transaction subject to such misrepresentation or fraud is typically unsaleable or subject to repurchase by us if we sell it prior to detection of the misrepresentation or fraud. Even though we may have rights against persons and entities who made or knew about the misrepresentation or fraudulent act, these persons and entities are often difficult to locate, making it difficult to collect any monetary losses we may have suffered. Even if we are able to locate these persons and entities, they may not own sufficient assets from which we could collect any judgment we might obtain.

      We have controls and processes that are designed to help us identify misrepresentations from our borrowers, brokers, and clients. However, we cannot assure you that we have detected or will detect all fraud or misrepresentations in our loan originations or other transactions. If we were to experience a significant number of these problems, our business would be harmed.

WE MAY BE REQUIRED TO  REPURCHASE  MORTGAGE  LOANS OR INDEMNIFY  INVESTORS IF WE
BREACH   REPRESENTATIONS   AND  WARRANTIES  IN  OUR  MORTGAGE  LOAN  ORIGINATION
AGREEMENTS, WHICH COULD HARM OUR BUSINESS

      In connection with the origination of our loans, we are required to make customary representations and warranties regarding our company and the loans. We may be subject to these representations and warranties for the life of the loans and they relate to, among other things: compliance with laws; regulations and underwriting standards; the accuracy of information in the loan documents and loan files; and the characteristics and enforceability of the loans. If the loan is closed before we detect non-compliance with these requirements, we may be obligated to repurchase the loan and bear any associated loss, or we may be obligated to indemnify the purchaser against that loss. We believe that we have qualified personnel and have established controls to help ensure that all loans will be originated to the market's requirements; however, we cannot provide any assurance that we will succeed in doing so. We seek to minimize losses from defective loans by correcting flaws if possible. We do not create allowances to provide for defective loan losses in our financial statements. We cannot provide any assurance that losses associated with defective loans will not harm our business.

IN FACTORING TRANSACTIONS OUR CLIENTS' CUSTOMERS MAY DISPUTE THE VALIDITY OF THE ACCOUNTS RECEIVABLE WE HAVE PURCHASED AND MAY NOT PAY US THE AMOUNTS DUE ON THE ACCOUNT RECEIVABLE

      We enter into factoring transactions. This is a credit transaction by which we purchase specific accounts receivable from our client. We pay the client an agreed upon sum and the client assigns and transfers to us all of its rights to receive payment of the receivable and all of its title and interest in the merchandise or the services represented by the receivables. The assignment is subject to a security interest that is duly recorded under applicable state and local statutes and in accordance with the Uniform Commercial Code. The client notifies its customer that the specific receivable has been assigned to us and instructs the customer to make payment of the receivable to us. Our client warrants that the receivable is not subject to any dispute, deduction, claim, offset, defense or counterclaim of any kind asserted by its customer. Our client agrees that (i) if any receivable becomes subject to any dispute, (ii) if any receivable is owing from a customer which in our reasonable credit judgment has become insolvent, (iii) if any representation or warranty with respect to a receivable shall be false in any respect, or (iv) if any receivable is not collected within 90 days of its purchase by us, then we shall have the right to return the receivable to the client. The client is then obligated to pay to us the face amount of the receivable less the sum of any payments already received on such invoice by us. If the client's customer disputes the validity of the invoice or fails and refuses to pay us the sums due on the invoice, we may suffer a loss of our investment if our client is unable or unwilling to pay us, then we would suffer a total loss of our investment in that specific account receivable transaction.

WE DEPEND ON KEY PERSONNEL AND THE CONTINUED ABILITY TO ATTRACT AND RETAIN QUALIFIED EMPLOYEES, THE LOSS OF WHICH COULD DISRUPT OUR OPERATIONS AND RESULT IN REDUCED REVENUES

      The success of our operations depends on the continued employment of our senior management. If key members of our senior management were unable to perform their duties or were to leave our company, we may not be able to find capable replacements, which could disrupt operations and result in reduced revenues. We have entered into employment and non-competition agreements with some members of our management; however, these individuals may leave us or compete against us in the future. In addition, a court might not enforce the non-competition provisions of these agreements.

      Even if we retain our current employees, our management must continually recruit talented professionals in order to grow our business. These professionals must have skills in business strategy, marketing, sales and finance. Many of these professionals are bilingual and fluent in Spanish. Moreover, we depend, in large part, upon our retail loan officers to attract borrowers by, among other things, developing relationships with financial institutions, other mortgage companies and brokers, real estate agents, borrowers and others. The market for these skilled professionals is highly competitive and may lead to increased hiring and retention costs. An inability to attract, motivate and retain qualified professionals could disrupt our operations and limit our growth.

THE SUCCESS, GROWTH AND COMPETITIVENESS OF OUR BUSINESS WILL DEPEND UPON OUR ABILITY TO ADAPT TO AND IMPLEMENT TECHNOLOGICAL CHANGES

      We are highly dependent upon software and computer hardware to originate our mortgage loans. Any disruption to this software or hardware would substantially curtail our ability to originate new loans. The costs to replace this system may be extremely large.

      Despite our efforts to maintain Internet security, we may not be able to stop unauthorized attempts to gain access to, or disrupt communications with, our brokers and our customers. Specifically, computer viruses, break-ins and other disruptions could lead to interruptions, delays, and loss of data or the inability to accept and confirm the receipt of information. Any of these events could substantially damage our reputation. We cannot assure you that our current technology or future advances in this technology or other developments will be able to prevent security breaches. We may need to incur significant costs or other resources to protect against the threat of security breaches or to alleviate problems caused by these breaches. Because our activities involve the storage and transmission of proprietary information, such as a borrower's personal financial information, if a third-party were able to steal a customer's confidential information, we could be subject to claims, litigation or other potential liabilities that could cause our expenses to increase substantially. In addition to purposeful security breaches, the inadvertent transmission of computer viruses could expose us to litigation or a significant loss of revenue.

WE DEPEND ON THIRD-PARTY FINANCING SOURCES, WHICH IF UNAVAILABLE TO US IN THE FUTURE COULD HARM OUR BUSINESS

      To purchase receivables and invest in private companies we may borrow money on a short-term basis through lines of credit. We have relied upon a limited number of lenders to provide the primary credit facilities for our factoring. As of September 3, 2004, we had one facility in the amount of $100,000.00 with an open maturity date for this purpose. We also have a $1,000,000 refactoring facility with a bank, which is secured by certain assets of Corporate Strategies. Corporate Strategies pays the lender 1% of the face value of invoices sold to the lender under this facility. In addition, we pay an additional 3/4 of 1% on invoices outstanding at the end of the month following the month of sale. The facility matures on March 13, 2005 and may be terminated before then by either party giving sixty (60) days written notice. We may not be able to either renew or replace this line of credit at its maturity at terms satisfactory to us or at all.

      Any failure to renew or obtain adequate funding under a line of credit or other financing arrangements, or any reduction in the size of, or increase in the cost of, these types of facilities, could harm our business.

      During volatile times in the capital markets, our access to and other financing may be severely limited. If we are unable to maintain adequate financing and other sources of capital are not available, we would be forced to suspend or curtail our operations, which would harm our business.

OUR CREDIT FACILITIES CONTAIN COVENANTS THAT RESTRICT OUR OPERATIONS AND MAY INHIBIT OUR ABILITY TO GROW OUR BUSINESS AND INCREASE REVENUES

      Our credit facilities contain restrictions and covenants that, among other things, require us to satisfy financial, asset quality and loan performance tests. If we fail to satisfy any of these covenants, we would be in default under these agreements and our lenders could elect to declare all amounts outstanding under the agreements to be immediately due and payable, enforce their interests against collateral pledged under these agreements and restrict our ability to make additional borrowings. These agreements also contain cross-default provisions, so that if a default occurs under any one agreement, the lenders under our other agreements could also declare a default.

      The covenants and restrictions in our credit facilities may restrict our ability to, among other things: finance loans, which do not have specified attributes; reduce our liquidity below minimum levels; and hold loans for longer than established time periods.

      These restrictions may interfere with our ability to enter into other financing arrangements or to engage in other business activities, which may harm our business.

OUR FINANCING IS SUBJECT TO MARGIN CALLS BASED ON OUR LENDER'S OPINION OF THE VALUE OF OUR COLLATERAL. AN UNANTICIPATED MARGIN CALL COULD HARM OUR LIQUIDITY

      The amount of financing we receive under our lines of credit depends in large part on our lender's valuation of the collateral securing the financings. Each credit facility provides the lender the right, under some circumstances, to re-evaluate the loan collateral that secures our outstanding borrowings at any time. If the lender determines that the value of the collateral has decreased, the lender has the right to initiate a margin call. A margin call would require us to provide the lender with additional collateral or to repay a portion of our outstanding borrowings. Any margin call could force us to redeploy our assets in a manner that may not be favorable to us, and if we are not able to satisfy a margin call, could result in the loss of the related line of credit and a default under any other credit facility. Any loss of credit of this type could harm our business.

CORPORATE STRATEGIES' FUTURE REVENUE AND OPERATING RESULTS ARE UNPREDICTABLE AND MAY FLUCTUATE

      Our short operating history and the rapidly changing nature of the market in which we compete make it difficult to accurately forecast our revenues and operating results. Our operating results are unpredictable and we expect them to fluctuate in the future due to a number of factors.

CORPORATE STRATEGIES STOCKHOLDERS MAY EXPERIENCE SIGNIFICANT DILUTION IF FUTURE EQUITY OFFERINGS ARE USED TO FUND OPERATIONS OR ACQUIRE BUSINESSES

      If working capital or future acquisitions are financed through the issuance of equity securities, such as through the Standby Equity Distribution Agreement with Cornell Capital Partners, (see Exhibit 10.4) Corporate Strategies stockholders could experience significant dilution. In addition, securities issued in connection with future financing activities or potential acquisitions may have rights and preferences senior to the rights and preferences of the Corporate Strategies Shares. Further, the conversion of outstanding debt obligations into equity securities, such as the debentures held by Cornell
Capital Partners and iVoice, could have a dilutive effect on Corporate Strategies shareholders. Finally, Timothy J. Connolly, the Chairman and Chief Executive Officer, has certain anti-dilution protection in his employment agreement that could have a dilutive effect on Corporate Strategies shareholders.

            RISKS RELATED TO OUR MERCHANT BANKING BUSINESS OPERATIONS

      We invest in receivables (factoring), private investments in public equities (PIPE), senior and mezzanine (subordinated) debt and equity of companies in need of working capital for buyouts, growth, acquisitions and recapitalizations. Our business customers are primarily micro cap public or private companies that are credit-impaired borrowers who are generally unable to obtain financing from traditional banks or savings and loan associations.

WE MAKE LOANS TO AND INVESTMENTS IN MICRO CAP BORROWERS WHO MAY DEFAULT ON THEIR LOANS OR PROVIDE NO RETURN ON OUR INVESTMENTS

      We invest in, purchase receivables from, and lend to micro cap businesses. There is limited publicly available information about these businesses. Therefore, we rely on our principals, associates, analysts and consultants to investigate these businesses. The portfolio companies in which we invest may have significant variations in operating results, may from time to time be parties to litigation, may be engaged in rapidly changing businesses with products or services subject to a substantial risk of obsolescence, may require substantial additional capital to support their operations, to finance expansion or to maintain their competitive position, may otherwise have a weak financial position or may be adversely effected by changes in the business cycle. Our micro cap borrowers may not meet net income, cash flow and other coverage tests typically imposed by senior lenders. Numerous factors may affect a micro cap borrower's ability to repay its loan, including the failure to meet its business plan, a downturn in its industry or negative economic conditions. A deterioration in a micro cap borrower's financial condition and prospects may be accompanied by deterioration in the collateral for the loan. We also make unsecured, subordinated loans and invest in equity securities, which involve a higher degree of risk than senior loans.

      Micro cap businesses typically have narrower product lines and smaller market shares than large businesses. They tend to be more vulnerable to competitors' actions and market conditions, as well as general economic downturns. In addition, they may face intense competition, including competition from companies with greater financial resources, more extensive development, manufacturing, marketing, and other capabilities, and a larger number of qualified managerial and technical personnel.

      These businesses may also experience substantial variations in operating results. Typically, the success of a micro cap business also depends on the management talents and efforts of one or two persons or a small group of persons. The death, disability or resignation of one or more of these persons could have a material adverse impact on us. In addition, these businesses often need substantial additional capital to expand or compete and will have borrowed money from other lenders.

      Our senior loans generally are secured by the assets of our borrowers. Our subordinated loans are often secured by the assets of the borrower but our rights to payment and our security interest are usually subordinated to the payment rights and security interests of the senior lender. Therefore, we may be limited in our ability to enforce our rights to collect our loans and to recover any of the loan balance through a foreclosure of collateral.

      Often, a deterioration in a borrower's financial condition and prospects is accompanied by a deterioration in the value of the collateral securing its loan. In certain cases, our involvement in the management of our portfolio companies may subject us to additional defenses and claims from borrowers and third parties. These conditions may make it difficult for us to obtain repayment of our loans.

UNCERTAINTY EXISTS REGARDING THE VALUE OF OUR PRIVATELY HELD SECURITIES

      Some of our portfolio securities may not be publicly traded. We value these securities at their cost to us, unless impairment is indicated. Due to the uncertainty inherent in valuing securities that are not publicly traded, as set forth in our financial statements, the cost may differ materially from the values that would exist if a ready market for these securities existed. Our net asset value could be materially affected if the cost of our non-publicly traded investments are materially different from the values that would exist if a ready market existed for these securities.

WE MAY NOT REALIZE GAINS FROM OUR EQUITY INVESTMENTS

      When we make a loan, as a merchant banker, we may receive warrants to acquire stock issued by the borrower, and we may make direct equity investments. Our goal ultimately is to dispose of these equity interests and realize gains. These equity interests may not appreciate in value and, in fact, may depreciate in value. Accordingly, we may not be able to realize gains and may in fact sustain losses from our equity interests.

THE LACK OF LIQUIDITY OF OUR PRIVATELY HELD SECURITIES MAY ADVERSELY AFFECT OUR BUSINESS

      Some of our investments consist of securities acquired directly from their issuers in private transactions. Some of these securities may be subject to restrictions on resale (including in some instances legal restrictions) or otherwise are less liquid than public securities. The illiquidity of our investments may make it difficult for us to obtain cash equal to the value at which we record our investments if the need arises.

WE HAVE INVESTED IN A LIMITED NUMBER OF PORTFOLIO COMPANIES

      A consequence of a limited number of investments is that the aggregate returns realized by us may be adversely affected by the unfavorable performance of a small number of such investments or a substantial write down of any one investment.

OUR PORTFOLIO COMPANIES MAY BE HIGHLY LEVERAGED

      Leverage may have important adverse consequences to these companies and to us as an investor. These companies may be subject to restrictive financial and operating covenants. The leverage may impair these companies' ability to finance their future operations and capital needs. As a result, these companies' flexibility to respond to changing business and economic conditions and to business opportunities may be limited. A leveraged company's income and net assets will tend to increase or decrease at a greater rate than if borrowed money were not used.

OUR MERCHANT BANKING BUSINESS IS DEPENDENT ON EXTERNAL FINANCING

      Our merchant banking business requires a substantial amount of cash to operate. We historically have obtained the cash required for operations through our own equity and bank lines of credit. Our ability to continue to rely on such sources or other sources of capital depends on numerous legal, economic, structural and other factors.

                RISKS RELATED TO OUR MORTGAGE BROKERAGE BUSINESS

RISKS RELATED TO LAWS, REGULATIONS AND LEGAL ACTIONS THE SCOPE OF OUR BUSINESS EXPOSES US TO RISKS OF NONCOMPLIANCE WITH AN INCREASING AND INCONSISTENT BODY OF COMPLEX LAWS AND REGULATIONS AT THE FEDERAL, STATE AND LOCAL LEVELS

      We must comply with the laws and regulations, as well as judicial and administrative decisions, in all of the jurisdictions in which we are licensed to originate mortgage loans, as well as an extensive body of federal law and regulations. Moreover, our lending business is subject to extensive government regulation, supervision and licensing requirements by various state departments of banking or financial services, which may hinder our ability to operate profitably. Also, individual cities and counties have begun to enact laws that restrict non-conforming loan origination activities in those cities and counties. The laws and regulations of each of these jurisdictions are different, complex and, in some cases, in conflict with each other. As our operations grow, it may be more difficult to comprehensively identify, accurately interpret, properly program our technology systems and effectively train our personnel with respect to all of these laws and regulations. Our inability to properly manage regulatory compliance could increase our potential exposure to the risks of noncompliance with these laws and regulations.

      Our failure to comply with these laws may lead to: civil and criminal liability, including potential monetary penalties; loss of state licenses or other approvals required for continued lending operations; legal defenses delaying or otherwise harming the servicer's ability to enforce loans, or giving the borrower the right to rescind or cancel the loan transaction; demands for indemnification or loan repurchases from purchases of our loans; class action lawsuits; or administrative enforcement actions.

      Any of these results could harm our business.

      In some cases, the restrictions and/or costs and risks associated with complying with applicable laws and regulations in a particular jurisdiction may be so onerous that we elect not to lend in a particular state or municipality. In the particular states or municipalities where we continue to do business, compliance with a variety of potentially inconsistent federal, state and local laws has increased our compliance costs, as well as the risk of litigation or administrative action associated with complying with these proposed and enacted federal, state and local laws, particularly those aspects of proposed and enacted laws that contain subjective uncertainty.

IF WE DO NOT COMPLY WITH THE TRUTH IN LENDING ACT, AGGRIEVED BORROWERS COULD HAVE THE RIGHT TO RESCIND THEIR LOANS

      The Truth in Lending Act, and Regulation Z contains disclosure requirements designed to provide consumers with uniform and understandable information regarding the terms and conditions of loans and credit transactions in order that consumers may compare proposed credit terms. The Truth in Lending Act also guarantees consumers a three-day right to cancel loan transactions described in the Act and imposes specific loan feature restrictions on some loans, including the type of loans that we originate. If we do not comply with these requirements, in addition to fines and penalties, aggrieved borrowers could have the right to rescind their loans or to demand, among other things, the return of finance charges and fees paid to us at the time of the loan.

IF WE DO NOT COMPLY WITH REGULATION X UNDER THE REAL ESTATE SETTLEMENT PROCEDURES ACT, WE COULD BE SUBJECT TO SUBSTANTIAL FEES, AND POTENTIAL LIMITATIONS UPON FUTURE BUSINESS ACTIVITIES

      We also are subject to the Real Estate Settlement Procedures Act and Regulation X under that act. These laws and regulations, which are administered by the Department of Housing and Urban Development, impose limits on the amount of funds a lender can require a borrower to deposit in any escrow account for the payment of taxes, insurance premiums or other charges; limits the fees which may be paid to third-parties; and imposes various disclosure requirements on the lender. If we do not comply with these requirements, we could be subject to substantial fines and potential limitations upon future business activities.

THE INCREASING NUMBER OF FEDERAL, STATE AND LOCAL "ANTI-PREDATORY" LENDING LAWS MAY RESTRICT OUR ABILITY TO ORIGINATE, OR INCREASE OUR RISK OF LIABILITY WITH RESPECT TO, SOME TYPES OF MORTGAGE LOANS AND COULD INCREASE OUR COST OF DOING BUSINESS

      In recent years, several federal, state and local laws, rules and regulations have been adopted, or are under consideration for adoption, that are intended to eliminate so-called "predatory" lending practices. These laws, rules and regulations impose restrictions on loans on which certain points and fees or the annual percentage rate, or APR, exceed specified amounts. Some of these restrictions expose lenders to risks of litigation and penalties no matter how carefully a loan is underwritten. In addition, an increasing number of these laws, rules and regulations seek to impose liability for violations on purchasers of loans, regardless of whether a purchaser knew of or participated in the violation. It is against our policy to engage in predatory lending practices.

      We have avoided originating loans that exceed the APR or "points and fees" thresholds of these laws, rules and regulations, because the companies that buy our loans and/or provide financing for our loan origination operations generally do not want to buy or finance those types of loans. The continued enactment of these laws, rules and regulations may prevent us from making these loans and may cause us to reduce the APR or the points and fees on loans that we do make. In addition, the difficulty of managing the risks presented by these laws, rules and regulations may decrease the availability of financing and the overall demand for non-conforming loans, making it difficult to fund or sell any of our loans. If we decide to relax our restrictions on loans subject to these laws, rules and regulations, we will be subject to greater risks for actual or perceived non-compliance with them. This could lead to demands for indemnification or loan repurchases from our lenders and loan purchasers, class action lawsuits, increased defenses to foreclosure of individual loans in default, individual claims for significant monetary damages and administrative enforcement actions. In any event, the growing number of these laws, rules and regulations will increase our cost of doing business as we are required to develop systems and procedures to ensure that we do not violate any aspect of these requirements.

THE "DO NOT CALL REGISTRIES" ADMINISTERED BY FEDERAL AND STATE AUTHORITIES COULD REDUCE OUR LOAN PRODUCTION

      To date, a substantial portion of our retail loans have been generated through telemarketing. The Federal Trade Commission, or FTC's, "Do Not Call Registries", and similar registries that various state authorities may now or in the future administer, have reduced, and in the future will continue to reduce, our ability to use telemarketing to generate retail leads and originate retail loans. In such an event, we may not be able to offset any loss of business through alternative means.

WE MAY BE SUBJECT TO FINES OR OTHER PENALTIES BASED UPON THE CONDUCT OF OUR INDEPENDENT BROKERS, OUR LOAN OFFICERS AND OUR EMPLOYEES

      The mortgage brokers from whom we obtain loans have legal obligations to which they are subject. While these laws may not explicitly hold the originating lenders responsible for the legal violations of mortgage brokers, increasingly federal and state agencies have sought to impose liability upon assignees. For example, the FTC recently entered into a settlement agreement with a mortgage lender where the FTC characterized a broker that had placed all of its loan production with a single lender as the "agent" of the lender; the FTC imposed a fine on the lender in part because, as "principal," the lender was legally responsible for the mortgage broker's unfair and deceptive acts and practices. Moreover, in the past, the United States Department of Justice has sought to hold non-conforming mortgage lenders responsible for the pricing practices of their mortgage brokers, alleging that the mortgage lenders were directly responsible for the total fees and charges paid by the borrower under the Fair Housing Act even if the lenders neither dictated what the mortgage broker could charge nor kept the money for its own account. Accordingly, we may be subject to fines or other penalties in the future based upon the conduct of our independent mortgage brokers. If our loan officers or employees, acting as our agents, within the course and scope of their employment, violate any legal obligations that we have to our borrowers, we may be subject to liability to the borrowers for damages as provided for by civil law as well as fines or other penalties.

RISKS ASSOCIATED WITH INCREASED INTEREST RATES

      Some of the risks we face relating to an increase in interest rates are: reduced customer demand for our mortgage loan products; higher delinquency and default rates on the adjustable-rate mortgage loans that we hold; increased cost of funds on our lines of credit or other corporate borrowings, which may result in a reduced spread between the rate of interest we receive on loans and interest rates we must pay under our credit facilities; and limited access to borrowings in the capital markets.

RISKS ASSOCIATED WITH LOWER INTEREST RATES

      A decline in market interest rates generally induces borrowers to refinance their loans, and could reduce our profitability. Because consumers in the United States have experienced a prolonged period of low interest rates, many borrowers have already refinanced their existing debt, which could reduce the pool of borrowers interested in our mortgage products.

                     RISKS RELATED TO OUR CAPITAL STRUCTURE

WE ARE CONTROLLED BY PRINCIPAL STOCKHOLDERS, SOME OF WHOM ARE ALSO OUR MEMBERS OF OUR SENIOR MANAGEMENT, WHO MAY HAVE THE ABILITY TO INFLUENCE FUNDAMENTAL CORPORATE CHANGES

      As of September 3, 2004, our principal stockholders, Timothy J. Connolly, and Jan Carson Connolly, who are husband and wife, beneficially owned approximately 78.3% of the outstanding shares of our Class B common stock. Accordingly, if these individuals were to act in concert, they would have the ability to exercise significant control over Corporate Strategies with respect to matters submitted to a stockholder vote, including the approval of fundamental corporate transactions, such as mergers and acquisitions, consolidations and asset sales, and electing all members of our Board of Directors. As long as these individuals control such a substantial percentage of our shares, third parties may not be able to gain control of us through purchases of our common stock. In addition, Timothy J. Connolly, the Chairman of the Board of Directors, and Chief Executive Officer of our company, has certain anti-dilution protections in his employment agreement.

OUR CLASS B COMMON STOCK CARRIES TEN TIMES THE VOTING POWER OF OUR CLASS A COMMON STOCK

      As of September 3, 2004, there were 51,750,000 outstanding shares of our Class B common stock and 14,280,000 outstanding shares of our Class A common stock. One share of Class B common stock carries ten times the voting power of one share of Class A common stock. As of September 3, 2004, our principal stockholders, Timothy J. Connolly, Jan Carson Connolly and Michael O. Sutton, beneficially owned, respectively, 66.6%, 11.8%, and 21.7% of the outstanding shares of our Class B common stock. This translates into 97.3% of the voting control of the combined Class A and Class B shares of common stock. Accordingly, these individuals have the ability to exercise significant control over Corporate Strategies as compared with the owners of the Class A common stock with respect to matters submitted to a stockholder vote, including the approval of fundamental corporate transactions, such as mergers and acquisitions, consolidations and asset sales, and electing all members of our Board of Directors.

                       RISKS RELATING TO THE DISTRIBUTION

THE DISTRIBUTION MAY CAUSE THE TRADING PRICE OF IVOICE COMMON STOCK TO DECLINE

      Following the Distribution, iVoice expects that its common stock will continue to be listed and traded on the Over-the-Counter Bulletin Board under the symbol "IVOC." A trading market may not continue for the shares of iVoice common stock or even develop for the Corporate Strategies Shares. As a result of the Distribution, the trading price of iVoice common stock immediately following the Distribution may be substantially lower than the trading price of iVoice common stock immediately prior to the Distribution.

      Further, the combined trading prices of iVoice common stock and the Corporate Strategies Shares after the Distribution may be less than the trading price of iVoice common stock immediately prior to the Distribution.

SUBSTANTIAL SALES OF CORPORATE STRATEGIES SHARES MAY HAVE AN ADVERSE IMPACT ON THE TRADING PRICE OF THE CORPORATE STRATEGIES COMMON STOCK

      After the Distribution, some Corporate Strategies stockholders may decide that they do not want shares in a company, and may sell their Corporate Strategies common stock following the Distribution.

      Based on the number of shares of iVoice common stock anticipated to be outstanding on the record date, iVoice will distribute to iVoice stockholders a total of approximately 7,500,000 Corporate Strategies Shares. Under the United States federal securities laws, substantially all of these shares may be resold immediately in the public market, except for (i) Corporate Strategies Shares held by affiliates of Corporate Strategies or (ii) shares which are issued in respect of restricted shares of iVoice common stock. Corporate Strategies cannot predict whether stockholders will resell large numbers of Corporate Strategies Shares in the public market following the Distribution or how quickly they may resell these Corporate Strategies Shares. If Corporate Strategies stockholders sell large numbers of Corporate Strategies Shares over a short period of time, or if investors anticipate large sales of Corporate Strategies Shares over a short period of time, this could adversely affect the trading price of the Corporate Strategies Shares.

THERE HAS NOT BEEN ANY PRIOR TRADING MARKET FOR THE CORPORATE STRATEGIES SHARES AND A TRADING MARKET FOR THE CORPORATE STRATEGIES SHARES MAY NOT DEVELOP

      There is no current trading market for the Corporate Strategies Shares, although a when-issued trading market may develop prior to completion of the Distribution. We anticipate that the Corporate Strategies Shares will be listed on the Over-the-Counter Bulletin Board under the proposed symbol "CORP."

      Corporate Strategies Shares may not be actively traded or the prices at which the Corporate Strategies Shares will trade may be low. Some of the iVoice stockholders who receive Corporate Strategies Shares may decide that they do not want shares in a company consisting of a diversified financial services business, and may sell their Corporate Strategies Shares following the Distribution. This may delay the development of an orderly trading market in the Corporate Strategies Shares for a period of time following the Distribution. Until an orderly market develops, the prices at which the Corporate Strategies Shares trade may fluctuate significantly and may be lower than the price that would be expected with a fully developed market. Prices for Corporate Strategies Shares will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the shares, Corporate Strategies' results of operations, what investors think of Corporate Strategies and its industry, changes in economic conditions in the financial services industry, and general economic and market conditions. Market fluctuations could have a material adverse impact on the trading price of the Corporate Strategies Shares.

HOLDERS OF LESS THAN 1,164 SHARES OF IVOICE COMMON STOCK WILL NO LONGER HOLD ANY INTEREST IN THE ASSETS THAT IVOICE WILL TRANSFER TO CORPORATE STRATEGIES AS A RESULT OF THE DISTRIBUTION

      If you own less than 1,164 shares of iVoice common stock, you will not receive any Corporate Strategies Shares in the Distribution.

THE DISTRIBUTION OF CORPORATE STRATEGIES SHARES WILL RESULT IN SUBSTANTIAL TAX LIABILITY

      You will be required to pay income tax on the value of your shares of Corporate Strategies Class A Common Stock received as a dividend. The dividend will be taxed as ordinary income to the extent of the value of the shares you receive. In addition, you may have to pay taxes on any shares that you receive as a result of the rounding up of fractional shares. You are advised to consult your own tax advisor as to the specific tax consequences of the Distribution.

                                 USE OF PROCEEDS

      We will receive no proceeds from the distribution of our shares from the spin-off.

                                    DILUTION

      As of June 30, 2004, Corporate Strategies had 11,280,000 shares of Class A common stock and 51,750,000 shares of Class B common stock outstanding, with an unaudited net book value as reflected on the Corporate Strategies balance sheet at June 30, 2004 of $669,056, or $0.01 per share. Net book value per share represents the amount or our total assets less liabilities, divided by the number of shares of our common stock outstanding. The spin-off transaction represents a distribution of shares that are already outstanding and will have no effect on the net tangible book value of Corporate Strategies.

                                THE DISTRIBUTION

INTRODUCTION

      In July 2004, iVoice's board of directors declared a distribution payable to the holders of record of outstanding iVoice common stock at the close of business on October 20, 2004 (the "Record Date"). iVoice will distribute to iVoice stockholders an aggregate of 7,500,000 Corporate Strategies Shares. Accordingly, the Distribution will consist of one Corporate Strategies Share for approximately every 1,164 shares of iVoice common stock outstanding on the Record Date. The Distribution Ratio may change depending on the number of outstanding shares of iVoice common stock on the Record Date. We currently anticipate that the Distribution will be effected near the effective date of the registration statement. The Record Date and Distribution Date may change based on the timing of the effectiveness with the Securities and Exchange Commission of the registration statement of which this information statement is a part.

      iVoice is the beneficial holder of 7,500,000 shares of Corporate Strategies' Class A Common Stock. As a result of the Distribution, iVoice will distribute 7,500,000 shares of Corporate Strategies Class A Common Stock to iVoice stockholders. Immediately following the Distribution, iVoice will not beneficially own any shares of Corporate Strategies Class A Common Stock. iVoice will still be the beneficial owner of a $500,000 Debenture convertible into shares of Corporate Strategies' Class A Common Stock. The Corporate Strategies Shares will be distributed by book entry. Instead of stock certificates, each iVoice stockholder that is a record holder of iVoice shares will receive a statement of such stockholder's book entry account for the Corporate Strategies Shares distributed to such stockholder. Account statements reflecting ownership of the Corporate Strategies Shares will be mailed shortly after the Distribution Date. Corporate Strategies Shares should be credited to accounts with stockbrokers, banks or nominees of iVoice stockholders that are not record holders after the effective date of the distribution.

      Our executive offices are located at 1770 St. James Place, Suite 116, Houston, Texas 77056 and our telephone number is (713) 621-2737.

      Following the distribution, iVoice's operating assets will consist of its core speech recognition and computerized telephony technology, which include its Automatic Speech Recognition (ASR) engine, Voicemail, Unified Messaging, DOS based voice-mail and Interactive Voice Response (IVR) software source codes and related business development operations.

REASONS FOR THE DISTRIBUTION

      The board of directors and management of iVoice believe that the Distribution is in the best interests of iVoice and iVoice stockholders. iVoice believes that the Distribution will enhance value for iVoice stockholders.

      Corporate Strategies' board of directors expects that the transition to a public company will provide Corporate Strategies with greater access to capital by allowing the financial community to focus solely on Corporate Strategies, and allow the investment community to measure Corporate Strategies' performance relative to its peers.

      The Distribution will give Corporate Strategies direct access to the capital markets as a stand alone company.

      The Distribution will also enable Corporate Strategies to provide its management and employees incentive compensation in the form of equity ownership in Corporate Strategies, enhancing Corporate Strategies' ability to attract, retain and motivate key employees.

MANNER OF EFFECTING THE DISTRIBUTION

      The Distribution will be made on the basis of one Corporate Strategies Share for approximately every 1,164 shares of iVoice common stock outstanding on the Record Date. The Distribution Ratio may change depending on the number of outstanding shares of iVoice common stock on the Record Date. An aggregate of 7,500,000 Corporate Strategies Shares will be distributed to iVoice stockholders regardless of the number of shares of iVoice common stock outstanding as of the Record Date. The Corporate Strategies Shares to be distributed will constitute 52.5% of the outstanding Corporate Strategies Class A Common Stock.

      The Corporate Strategies Shares will be fully paid and non-assessable and the holders thereof will not be entitled to preemptive rights.

      iVoice will use a book entry system to distribute the Corporate Strategies Shares in the Distribution. Following the Distribution, each record holder of
iVoice stock on the Record Date will receive from the Distribution Agent a statement of the Corporate Strategies Shares credited to the stockholder's account. If you are not a record holder of iVoice stock because your shares are held on your behalf by your stockbroker or other nominee, your Corporate Strategies shares should be credited to your account with your stockbroker or nominee after the effective date of the registration statement. After the
Distribution, stockholders may request stock certificates from Corporate Strategies' transfer agent instead of participating in the book entry system.

      No fractional Corporate Strategies Shares will be issued. If you own a fractional share of iVoice common stock as of the Record Date or own a number of iVoice shares that is not a multiple of 1,164, you will receive the next higher whole number of Corporate Strategies Shares in the Distribution, unless you own less than 1,164 shares, in which case you will not receive any Corporate Strategies Shares or any other consideration.

      No iVoice stockholder will be required to pay any cash or other consideration for the Corporate Strategies Shares received in the Distribution, or to surrender or exchange iVoice shares in order to receive Corporate Strategies Shares. The Distribution will not affect the number of, or the rights attaching to, outstanding iVoice shares. No vote of iVoice stockholders is required or sought in connection with the Distribution, and iVoice stockholders will have no appraisal rights in connection with the Distribution.

      In order to receive Corporate Strategies Shares in the Distribution, iVoice stockholders must be stockholders at the close of business on the Record Date.

RESULTS OF THE DISTRIBUTION

      After the Distribution, Corporate Strategies will be a separate public company. Immediately after the Distribution, Corporate Strategies expects to have approximately 24,000 holders of record of Corporate Strategies Shares, and 14,280,000 Corporate Strategies Shares outstanding, regardless of the number of stockholders of record and outstanding iVoice shares as of the Record Date. The Distribution will not affect the number of outstanding iVoice shares or any rights of iVoice stockholders.

LISTING AND TRADING OF THE CORPORATE STRATEGIES SHARES

      Neither Corporate Strategies nor iVoice makes recommendations on the purchase, retention or sale of shares of iVoice common stock or Corporate Strategies Shares. You should consult with your own financial advisors, such as your stockbroker, bank or tax advisor.

      If you do decide to purchase or sell any iVoice or Corporate Strategies shares, you should make sure your stockbroker, bank or other nominee understands whether you want to purchase or sell iVoice common stock or Corporate Strategies Shares, or both. The following information may be helpful in discussions with your stockbroker, bank or other nominee.

      There is not currently a public market for the Corporate Strategies Shares, although a when-issued market may develop prior to completion of the Distribution. When-issued trading refers to a transaction made conditionally because the security has been authorized but is not yet issued or available. Even though when-issued trading may develop, none of these trades would settle prior to the effective date of the Distribution, and if the Distribution does not occur, all when-issued trading will be null and void. On the first trading day following the date of the Distribution, when-issued trading in respect of Corporate Strategies Shares will end and regular-way trading will begin. Regular-way trading refers to trading after a security has been issued and typically involves a transaction that settles on the third full business day following the date of a transaction. We anticipate that the Corporate Strategies Shares will trade on the Over-the-Counter Bulletin Board under the proposed symbol "CORP."

      The Corporate Strategies Shares distributed to iVoice stockholders will be freely transferable, except for (i) Corporate Strategies Shares received by persons who may be deemed to be affiliates of Corporate Strategies under the Securities Act of 1933, as amended (the Securities Act), and (ii) Corporate
Strategies Shares received by persons who hold restricted shares of iVoice common stock. Persons who may be deemed to be affiliates of Corporate Strategies after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with Corporate Strategies and may include certain directors, officers and significant stockholders of Corporate Strategies. Persons who are affiliates of Corporate Strategies will be permitted to sell their Corporate Strategies Shares only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Section 4(1) of the Securities Act and the provisions of Rule 144 thereunder.

      There can be no assurance as to whether the Corporate Strategies Shares will be actively traded or as to the prices at which the Corporate Strategies Shares will trade. Some of the iVoice stockholders who receive Corporate Strategies Shares may decide that they do not want shares in a company consisting of a diversified financial services business, and may sell their Corporate Strategies Shares following the Distribution. This may delay the development of an orderly trading market in the Corporate Strategies Shares for a period of time following the Distribution. Until the Corporate Strategies Shares are fully distributed and an orderly market develops, the prices at which the Corporate Strategies Shares trade may fluctuate significantly and may be lower than the price that would be expected for a fully distributed issue. Prices for Corporate Strategies Shares will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the shares, Corporate Strategies' results of operations, what investors think of Corporate Strategies and its industry, the amount of dividends that Corporate Strategies pays, changes in economic conditions in the industry and general economic and market conditions.

      Following the Distribution, iVoice expects that its common stock will continue to be listed and traded on the Over-the-Counter Bulletin Board under the symbol "IVOC." As a result of the Distribution, the trading price of iVoice common stock immediately following the Distribution may be lower than the trading price of iVoice common stock immediately prior to the Distribution. Following the distribution, iVoice's operating assets will consist of its core speech recognition and computerized telephony technology, which include its Automatic Speech Recognition (ASR) engine, Voicemail, Unified Messaging, DOS based voice-mail and Interactive Voice Response (IVR) software source codes and related business development operations. These retained businesses represented approximately 100% of iVoice's consolidated assets and 100% of iVoice's consolidated revenues as of and for the year ended December 31, 2003. Further, the combined trading prices of iVoice common stock and the Corporate Strategies Shares after the Distribution may be less than the trading prices of iVoice common stock immediately prior to the Distribution.

      Even though iVoice is currently a publicly held company, there can be no assurance as to whether an active trading market for iVoice common stock will be maintained after the Distribution or as to the prices at which the iVoice common stock will trade. iVoice stockholders may sell their iVoice common stock following the Distribution. These and other factors may delay or hinder the return to an orderly trading market in the iVoice common stock following the Distribution. Whether an active trading market for iVoice common stock will be maintained after the Distribution and the prices for iVoice common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the shares, iVoice's results of operations, what investors think of iVoice and its industries, changes in economic conditions in its industries and general economic and market conditions.

      In addition, the stock market often experiences significant price fluctuations that are unrelated to the operating performance of the specific companies whose stock is traded. Market fluctuations could have a material adverse impact on the trading price of the Corporate Strategies Shares and/or iVoice common stock.

               FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

      The following discussion summarizes the material U.S. federal income tax consequences resulting from the Distribution. This discussion is based upon the U.S. federal income tax laws and regulations now in effect and as currently interpreted by courts or the Internal Revenue Service and does not take into account possible changes in such tax laws or such interpretations, any of which may be applied retroactively.

      The following summary is for general information only and may not be applicable to stockholders who received their shares of iVoice stock pursuant to an employee benefit plan or who are not citizens or residents of the United States or who are otherwise subject to special treatment under the Code. Each stockholder's individual circumstances may affect the tax consequences of the Distribution to such stockholder. In addition, no information is provided with respect to tax consequences under any applicable foreign, state or local laws. Consequently, each iVoice stockholder is advised to consult his own tax advisor as to the specific tax consequences of the Distribution and the affect of possible changes in tax laws.

GENERAL

      This  Distribution  does not  qualify  as a  tax-free  distribution  under
Section 355 of the Code. The corporate-level tax would be based upon the excess of the fair market value of the Corporate Strategies Shares on the Distribution Date, over iVoice's adjusted tax basis for such shares on such date. Each iVoice stockholder who receives Corporate Strategies Shares in the Distribution would generally be treated as receiving a taxable distribution in an amount equal to the fair market value of such shares on the Distribution Date, taxed first as a dividend to the extent of such holder's pro rata share of iVoice's current and accumulated earnings and profits (as increased to reflect any iVoice gain on a taxable distribution as discussed above), and then as a nontaxable return of capital to the extent of such holder's tax basis in the shares of iVoice stock, with any remaining amount being taxed as capital gain (provided that the iVoice shares were held by the stockholder as a capital asset on the Distribution
Date). Stockholders which are corporations may be subject to additional special provisions dealing with taxable distributions, such as the dividends received deduction and the extraordinary dividend rules.

      YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES OF THE DISTRIBUTION TO YOU, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS.

REASONS FOR FURNISHING THIS DOCUMENT

      This document is being furnished solely to provide information to iVoice stockholders who will receive Corporate Strategies Shares in the Distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any securities of iVoice or Corporate Strategies. Neither iVoice nor Corporate Strategies will update the information contained in this document except in the normal course of their respective public disclosure practices. However, this document will be amended if there is any material change in the terms of the Distribution.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      Information included in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

      This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and "Our Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

      Corporate Strategies began its current operations as merchant bankers during 2001. On February 18, 2003 Corporate Strategies formed Aim American Mortgage, Inc., a mortgage broker company. Corporate Strategies owns 85% of its subsidiary and the results of its operations are included in the consolidated financial statements from its inception.

      The  following  discussion  is  intended  to  provide an  analysis  of our financial condition and should be read in conjunction with our consolidated financial statements at December 31, 2003 and the notes thereto included herein. The matters discussed in this section that are not historical or current facts deal with potential future circumstances and developments. Such forward-looking statements include, but are not limited to, the development plans for our growth, trends in the results of our development, anticipated development plans, operating expenses and our anticipated capital requirements and capital resources. Our actual results could differ materially from the results discussed in the forward-looking statements.

LIQUIDITY AND CAPITAL RESOURCES

      As of June 30, 2004, we had cash available of $1,058,443 and total current assets of $1,918,153. At June 30, 2004, we had total current liabilities of $1,320,921 and shareholders' equity of $669,056.

      We have raised funds through the issuance of shares of our common and preferred stock, and borrowings. At June 30, 2004 we had an unsecured revolving line of credit of $100,000 at prime plus 2% with an open maturity date. We also have a $1,000,000 re-factoring facility with a bank, which is secured by certain assets of Corporate Strategies. Corporate Strategies pays the lender 1% of the face value of invoices sold to the lender under this facility. In addition, we pay an additional 3/4 of 1% on invoices outstanding at the end of the month following the month of sale. The facility matures on March 13, 2005 and may be terminated before then by either party giving sixty (60) days written notice.

      On May 6, 2004, Corporate Strategies entered into a Security Purchase Agreement with Cornell Capital Partners, LP for the sale of $1,200,000 of 5% Secured Convertible Debentures. At closing $400,000 of the debentures were issued and the funds were received from Cornell. The second $400,000 will be funded upon filing a Registration Statement with the SEC to register the underlying common stock, with the final $400,000 funded upon effectiveness of the Registration Statement. If not earlier converted or redeemed, two years after issuance Corporate Strategies can force mandatory conversion of the debentures. On June 29, 2004, Corporate Strategies entered into an agreement with iVoice, Inc. for the sale of 7,500,000 post split shares of Corporate Strategies' Class A common stock for $250,000.00 and the sale of $500,000 of 5% Secured Convertible Debentures. Proceeds were received and the share and the debentures issued at the closing date. The debentures are convertible at the holder's option any time up to maturity at a conversion price equal to the lower of (i) 120% of the initial bid price of the common stock as of the initial date
(ii) 80% of the lowest closing bid price of the common stock for the 5 trading days immediately preceding the conversion date. At maturity, Corporate Strategies has the option to either pay the holder 120% of the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to the lower of (i) 120% of the first trading date bid price of the common stock as of the first trading date or
(ii) 80% of the lowest closing bid price of the common stock for the lowest trading days of the 5 trading days immediately preceding the conversion date. The convertible debentures are secured by certain of Corporate Strategies' assets. Cornell Capital Partners purchased the convertible debentures from Corporate Strategies in a private placement in June 2004.

      In June 2004, Corporate Strategies entered into a Standby Equity Distribution Agreement for the sale of up to $25,000,000 of Corporate Strategies' Class A Common Stock; the commitment to purchase is subject to the effectiveness, and continued effectiveness of a registration statement registering the resale of the common stock. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $25.0 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay Corporate Strategies 98% of the volume weighted average price on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 5 days immediately following the notice date. Further, Cornell Capital Partners will retain a fee of 5% of each advance under the Standby Equity Distribution Agreement. In connection with the Standby Equity Distribution Agreement, Cornell Capital Partners received a commitment fee of 3,750,000 post split shares of common stock.

      We anticipate that borrowings available under the revolving credit agreement and the proceeds from the sale of debentures, the proceeds under the Standby Equity Distribution Agreement and cash from operations should provide for our liquidity needs through 2004.

      We have not established a limit as to the amount of debt we may incur and we have not adopted a ratio of our equity to a debt allowance. If we need to obtain additional financing, the financing may not be available from any source, or may not be available on terms acceptable to us.

      We are not aware of any material trend, event or capital commitment, which would potentially adversely affect our liquidity.

RESULTS OF OPERATIONS

      FISCAL YEAR ENDED DECEMBER 31, 2003 COMPARED TO THE FISCAL YEAR ENDED DECEMBER 31, 2002

      REVENUE

      We saw an increase of approximately $1,271,000 in total revenue for 2003 to $1,754,000 from $483,000 in 2002. Commission income from the new mortgage brokerage segment was approximately $705,000 for 2003. Discount income, representing gains on purchased receivables, increased by approximately $54,000 to $284,000 in 2003. Increased business for factoring clients resulted in more purchased receivables. Also for one client, longer collection periods resulted in higher discount rates. Marketable securities gains were approximately $719,000 in 2003 (none in 2002). Other income, primarily related to gain from cancellation of a consulting contract in 2002, decreased approximately $77,000 to $42,000 in 2003. The cessation of that contract, plus the cessation of another consulting arrangement, caused the decrease in consulting revenue from $133,000 in 2002 to $3,500 in 2003. At December 31, 2003 there were no ongoing consulting contracts.

      GENERAL AND ADMINISTRATIVE

      Total General and Administrative costs increased by $1,146,000 in 2003 to $1,496,000 compared with $350,000 in 2002.

      Commission and loan processing of $320,000 in 2003 was a new category of costs associated with the new mortgage brokerage segment.

      Advertising expense increased by $296,000 to $312,000 in 2003, reflecting the initial and ongoing branding and marketing of Corporate Strategies merchant banking services and its portfolio companies and Aim American Mortgage's mortgage brokering services, particularly to the Hispanic sectors. Advertising includes the cost of a nationally broadcast radio show broadcast weekly in 400 cities throughout the United States.

      Business development, travel and entertainment costs increased by approximately $30,000, to $86,000 in 2003 compared to approximately $56,000 in 2002 primarily as a result of expenditures for merchant banking services and the new mortgage brokerage business segment.

      Salaries and benefits increased by approximately $255,000 in 2003 to $360,000, compared with $105,000 in 2002. The primary factors for the increase include $203,000 paid to the principal shareholder/founder in 2003 for salary compared to $24,000 in 2002, additional personnel hired to handle the increased level of business and the new mortgage banking segment.

      Bad debt expense was $155,000 in 2003 compared to none in 2002. A former consulting client decided to cancel its development plan, resulting in the cessation of their business activities and our write-down of related deferred receivables for consulting services. Receivables of approximately $85,000 under a factoring arrangement were written off during the period.

SIX MONTHS ENDED JUNE 30, 2004 COMPARED TO THE SIX MONTHS ENDED JUNE 30, 2003

      REVENUE

      We saw a decrease of approximately $511,000 in total revenue for the six months ended June 30, 2004 to $784,000, from $1,295,000 in 2003. Commission income from the new mortgage-banking segment increased $400,000 for the six months ended June 30, 2004 to $584,000, from $184,000 in 2003. Discount income, representing gains on purchased receivables, decreased by approximately $87,000 to $73,000 in 2004. One client ceased factoring after the first quarter of 2003, while significantly reduced business activities at two other clients resulted in fewer receivables to factor in 2004. Marketable securities gains were approximately $63,000 for the six months ended 2004 compared to $910,000 in the same period 2003.

      GENERAL AND ADMINISTRATIVE

      Total General and Administrative costs increased by approximately $531,000 for the six months ended 2004 to $935,000 compared with $404,000 for the same period in 2003.

      Commission and loan processing of $306,000 in 2004 was up $220,000 from the same period in 2003 as the new mortgage brokerage segment did not begin doing business until the second quarter of 2003.

      Salaries and benefits increased by approximately $112,000 for the six months ended 2004 to $262,000, compared with $150,000 in the same period of 2003, primarily as a result of the addition of personnel for the new mortgage banking segment and salary increases.

      Advertising expense increased by $27,000 to $73,000 for the six months ended 2004 compared to the same period in 2003, reflecting the ongoing branding and marketing of Corporate Strategies merchant banking services and its portfolio companies and Aim American Mortgage's mortgage brokering services, particularly to the Hispanic sectors. Advertising includes the cost of a nationally broadcast radio show broadcast weekly in 400 cities throughout the United States.

      The increase for the six months ended 2004 compared to the six months ended 2003 for general and administrative other ($78,000), business development, travel and entertainment ($13,000), and professional fees ($54,000) was primarily as a result of starting the new mortgage brokerage subsidiary.

IMPACT OF INFLATION

      Inflationary factors have not had a significant effect on our operations.

      We are not aware of any material trend, event or capital commitment, which would potentially adversely affect liquidity. In the event such a trend develops, we believe that we will have sufficient funds available to satisfy working capital needs through lines of credit and the funds expected from equity sales.

OTHER

      Except for historical information contained herein, the matters set forth above are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ from those in the forward-looking statements. Investors are directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.

CRITICAL ACCOUNTING POLICIES

      Corporate Strategies consolidated financial statements and related public financial information are based on the application of accounting principles generally accepted in the United States ("GAAP"). GAAP requires the use of estimates, assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenue and expense amounts reported. These estimates can also affect supplemental information contained in our external disclosures including information regarding contingencies, risk and financial condition. We believe our use of estimates and underlying accounting assumptions adhere to GAAP and are consistently and conservatively applied. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions. We continue to monitor significant estimates made during the preparation of our consolidated financial statements.

      Our significant accounting policies are summarized in the notes to the consolidated financial statements for the year ended December 31, 2003. While all these significant accounting policies impact its financial condition and results of operations, Corporate Strategies views certain of these policies as critical. Policies determined to be critical are those policies that have the most significant impact on Corporate Strategies consolidated financial statements and require management to use a greater degree of judgment and estimates. Actual results may differ from those estimates. Our management believes that given current facts and circumstances, it is unlikely that applying any other reasonable judgments or estimate methodologies would cause a material effect on our consolidated results of operations, financial position or liquidity for the periods presented in this report.

         Our critical accounting policies are valuation of investments, interest and dividend income recognition, and fee income recognition.

VALUATION OF INVESTMENTS

      Investments that are publicly traded are valued at the closing price on the valuation date. Debt and equity securities of companies that are not publicly traded are carried at cost unless impairment is indicated.

INTEREST AND DIVIDEND INCOME RECOGNITION

      Interest income is recorded on the accrual basis to the extent that such amounts are expected to be collected.

FEE INCOME RECOGNITION

      Fees primarily include overall corporate strategic consulting fees, transaction structuring fees, and loan financing fees. Consulting fees represent amounts received for providing advice and analysis to companies and are recognized as services are performed, provided collection is probable. Transaction structuring and loan financing fees represent amounts received for structuring, financing, and executing transactions and are generally payable only if the transaction closes and are recognized as earned when the transaction is completed.

RECENT ACCOUNTING PRONOUNCEMENTS

      In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities," ("FIN No. 46") as superseded in December 2003 by FASB issued Interpretation No. 46R, "Consolidation of Variable Interest Entities--an interpretation of ARB 51 (("FIN No. 46R"). FIN No. 46R requires the primary beneficiary of a variable interest entity ("VIE") to consolidate the entity and also requires majority and significant variable interest investors to provide certain disclosures. A VIE is an entity in which the equity investors do not have a controlling interest, equity investors participate in losses or residual interests of the entity on a basis that differs from its ownership interest, or the equity investment at risk is insufficient to finance the entity's activities without receiving additional subordinated financial support from the other parties. FIN No. 46R is applicable for the Company starting February 1, 2004. We do not expect the adoption of FIN No. 46R to have a material impact on our financial condition or results of operations.

      In May 2003, the FASB issued SFAS 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS 150 changes the accounting for certain financial instruments that under previous guidance issuers could account for as equity. It requires that those instruments be classified as liabilities in balance sheets. The guidance in SFAS 150 is generally effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective on July 1, 2003. The adoption of SFAS 150 did not impact our financial position, cash flows or results of operations.

      In December 2003, the SEC issued SAB 104. This staff accounting bulletin revises or rescinds certain sections of SAB 101, which gives interpretation guidance about revenue recognition. SAB 104 makes the interpretive guidance of SAB 101 consistent with current authoritative accounting and auditing guidance and SEC rules and regulations. The adoption of SAB 104 in the fourth quarter of fiscal 2003 did not impact our financial position, cash flows or results of operations.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

EMPLOYEE NOTE RECEIVABLE

      On October 31, 2003, the Company entered into a promissory note receivable of $15,000 with an employee of the Company. The note accrues interest at 12% and is payable to the Company in full on December 31, 2004. The note is secured by the commissions earned by the employee. At December 31, 2003 the amount of the note receivable was $9,202. The note receivable was paid in full in March, 2004.

NOTES PAYABLE TO SHAREHOLDER

      On January 31, 2002, the Company entered into a secured promissory note payable of $400,000 with two of its shareholders. The note bears interest at 12% and was secured by the assets of the Company. Principal and interest were payable in thirty-six (36) monthly installments beginning March 1, 2002. During the period the Company made certain allowable prepayments on the note. In addition, the Company paid a 3% origination fee that was capitalized and was being amortized over the term of the note. On March 1, 2002, the Company entered into an unsecured promissory note payable of $275,000 with another shareholder. The note bears interest at 12% with a due date of June 30, 2003. Interest on the note was payable monthly. Per terms of the Company's conversion from an LLC to a corporation in 2003, the notes payable, accrued interest, paid in capital, and origination fees were converted to preferred stock of the corporation.

NOTES RECEIVABLE

      On June 28, 2002 the Company entered into a secured promissory note receivable of $50,000 with a major customer of the Company. The note accrues interest at 18% and is payable to the Company in twelve (12) monthly installments with the final payment due June 28, 2003. The note was paid in full during 2003.

      On December 31, 2002, the Company entered into a promissory note receivable of $98,000 with a customer of the Company as payment earned in connection with the buy out of a consulting agreement originally dated June 15, 2001. The note did not have a stated interest rate; however, using an imputed interest rate resulted in an immaterial amount. The note balance was due on December 31, 2003. During 2003, the Company exercised the note conversion option and converted the note receivable into 1,960,000 shares of the client's common stock.

                                  OUR BUSINESS

GENERAL

      Corporate Strategies is a merchant banking company that provides strategic consulting services, investment and working capital to micro-cap companies (which we generally consider to be companies with sales between $1 million and $100 million), as well as acting as a mortgage broker. We invest in receivables (factoring), private investments in public equities (PIPE), senior and mezzanine (subordinated) debt and equity of companies in need of working capital for buyouts, growth, acquisitions and recapitalizations. We generally will not invest more than 20% of our assets in any single transaction. In any single transaction we may also provide strategic advisory services to our corporate clients. Our majority owned subsidiary, Aim American Mortgage, Inc. (AIM) is a residential mortgage broker primarily engaged in business in Texas with plans to expand to Florida in 2004. AIM is primarily targeting first and second homebuyers in the Hispanic as well as traditional home buying community.

      Our primary business objectives are to increase net operating income and net asset value by providing consulting services investing in receivables, senior debt, subordinated debt and equity of micro-cap companies with attractive current yields and potential for equity appreciation. Our mortgage brokering operations are designed to provide current income to Corporate Strategies while our equity investments can be of a long or short-term nature. We generally target small public companies and private companies who intend to become public within 12 months. We are a Delaware corporation, which was incorporated in 2002.

      Corporate Strategies transactions range from $50,000 to $500,000, which mature monthly up to a maximum of one year, and require monthly or quarterly interest payments at fixed rates. We price our factoring, debt and equity investments based on our analysis of each transaction, and the quality of the customer base of the client companies. We are prepared to be a long-term partner to our portfolio companies, thereby positioning us to participate in their future financing needs. As of December 31, 2003, we have invested in factoring, secured debt, or equity to fund growth, acquisitions or working capital (sometimes in distress situations).

      We generally acquire equity interests in the companies from which we have purchased debt securities with the goal of enhancing our overall return.

      The debt structures of our portfolio companies generally provide for scheduled amortization of debt in terms of no more than one year. The opportunity to liquidate our investments may occur earlier if a portfolio company refinances our loans, is sold in a change of control transaction or sells its equity in a public offering. We may require that a portfolio company undergo an initial public offering by registering securities under the Securities Act of 1933, as amended, and we generally do have the right to sell our equity interests in a public offering by a portfolio company to the extent permitted by the underwriters.

      We make available significant managerial assistance to our portfolio companies. Such assistance typically involves closely monitoring the operations of the portfolio companies, advising the portfolio company's board on matters such as the business plan and the hiring and termination of senior management and providing financial guidance. We also have an operations team that provides intensive operations and managerial assistance. Providing assistance to our portfolio companies serves as an opportunity for us to maximize their value as well as protect our investment.

      We have established an extensive referral network comprised of investment bankers, private equity and mezzanine funds, commercial bankers, accountants, attorneys, and business and financial brokers. We have also developed an internet website that provides businesses an efficient tool for learning about Corporate Strategies and our capabilities.

LENDING AND INVESTMENT DECISION CRITERIA

      We review certain criteria in order to make investment decisions. The list below represents a general overview of the criteria we use in making our factoring, lending and investment decisions. Additional investments for growth, acquisitions or recapitalizations are based on the same general criteria. Additional investments in distress situations are based on the same general criteria but are also evaluated on the potential to preserve prior investments.

      Operating History. We generally focus on companies that have been in business over 1 year and have an attractive operating history. We generally target companies with significant market share in their products or services relative to their competitors. In addition, we consider factors such as customer concentration, performance during recessionary periods, competitive environment and ability to sustain margins. Generally, our primary customer is not bankable at traditional financial institutions and comes to us for capital after having been rejected for traditional sources of financing.

      Growth. We consider a company's ability to increase its cash flow. Anticipated growth is a key factor in determining the value ascribed to any warrants and equity interests acquired by us.

      Liquidation Value of Assets. We may operate as an asset-based lender and liquidation value of the assets collateralizing our loans is a major factor in many credit decisions. Emphasis is placed both on tangible assets such as accounts receivable, inventory, plant, property and equipment as well as intangible assets such as brand recognition, market reputation, customer lists, networks, databases and recurring revenue streams.

      Experienced Management Team. We consider the quality of senior management to be extremely important to the long-term performance of most companies. Therefore, we consider it important that senior management be experienced and properly incentives through significant ownership interest in the portfolio company.

      Exit Strategy. We consider it important that a prospective portfolio company, over time, have at least one or several ways in which our financing can be repaid and our equity interest purchased. This is the primary reason we target existing public companies or those companies "going public" within the next 12 months for funding opportunities.

INVESTMENT PORTFOLIO

      We generally invest in domestic public and privately held micro-cap companies and make investments in portfolio companies that have securities registered under the Securities Act or in publicly traded securities of foreign companies. Also, an existing portfolio company may undergo a public offering and register its securities under the Securities Act subsequent to our initial investment. We also maintain an investment portfolio in publicly traded securities.

OPERATIONS

      Marketing, Origination and Approval Process. To source financing opportunities, we target an extensive referral network composed of investment banks, attorneys, accountants, private equity and mezzanine funds, commercial banks, and business and financial brokers. Our financial professionals review many financing memorandums and private placement memorandums sourced from this extensive referral network in search of potential buyout or financing opportunities. Those that pass an initial screening are then evaluated by one of our operations team personnel.

      These professionals conduct extensive due diligence of each target company that passes the initial screening process. This includes one or more on-site visits, a review of the target company's historical and prospective financial information, identifying pro-forma adjustments, interviews with management, employees, customers and vendors, review of the adequacy of the target company's systems, background investigations of senior management and research on the target company's products, services and industry. We may engage professionals such as accounting firms, law firms, and management consulting firms with relevant industry expertise to perform elements of the due diligence.

      Upon completion of our due diligence, our operations team will prepare and present an investment committee report containing the due diligence information. Our investment committee will be comprised of our chief executive officer, and controller. Our policy calls for the investment committee to approve each financing over $200,000.

      Portfolio Management. In addition to the extensive due diligence at the time of the original investment decision, we have continued involvement with our portfolio companies including attendance at portfolio company board meetings, management consultation and monitoring of covenant compliance. Our investment team regularly reviews portfolio company monthly financial statements to assess performance and trends, periodically conduct on-site financial and operational reviews and evaluate industry and economic issues that may affect the portfolio company.

      Operations Team. The operations team is led by our CEO and is composed of seasoned former senior managers with extensive operational experience and accounting experience. Portfolio companies that are performing below plan generally require more extensive assistance with their business plans, marketing strategies, product positioning, evaluating cost structures and recruiting management personnel. The operations team works closely with the portfolio company and, in many instances, members of the operations team will assist the portfolio company with day-to-day operations.

COMPETITION

      We compete with a large number of private equity and mezzanine funds and other financing sources, including traditional financial services companies such as finance companies and commercial banks. Some of our competitors are substantially larger and have considerably greater financial resources than we do. Our competitors may have a lower cost of funds and many have access to funding sources that are not available to us. In addition, certain of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships and build their market shares. There is no assurance that the competitive pressures we face will not have a material adverse effect on our business, financial condition and results of operations. In addition, because of this competition, we may not be able to take advantage of attractive investment opportunities from time to time and there can be no assurance that we will be able to identify and make investments that satisfy our investment objectives or that we will be able to meet our investment goals.

EMPLOYEES

      As of September 3, 2004, we had 12 full time employees and contractors. We believe that our relations with our employees and contractors are excellent.

                                   MANAGEMENT

      Our executive officers and directors are as follow:

--------------------------------------------------------------------------------
NAME AND ADDRESS         AGE   POSITION
--------------------------------------------------------------------------------
Timothy J. Connolly      51    Chief Executive Officer and Chairman of the Board
Fred S. Zeidman          58    Vice-Chairman of the Board and President
A.P. (Pete) Shukis       59    Controller

      Below are biographies of our executive officers and directors:

      TIMOTHY J. CONNOLLY, CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF THE BOARD

      Mr. Connolly received his undergraduate BBA from Texas A&M in 1975, and his Masters Degree in Business Administration in 1977. Mr. Connolly trained with Bache Securities (now Prudential) in Manhattan in 1977. He left Bache to join George E. Sims and Associates from 1978 to 1980. Mr. Connolly has worked as a principal or partner in numerous private and public companies, including the role of General Partner, Chairman, President or CEO in such diverse industries as banking, restaurants, voice recognition technology, a "roll-up" of medical transcription companies with clients in 13 states, and a variety of partnerships for specific purpose transactions or investments. Mr. Connolly has also been a publicly elected official in the State of Texas for the last twenty years. He serves as Chairman and President of Weston MUD, and has overseen its growth from a tax base of approximately $20,000,000 to nearly $200,000,000 during this period of time. Mr. Connolly was the founder of Applied Voice Recognition in 1994. Applied Voice specialized in building voice recognition applications, and went public in 1996. Mr. Connolly resigned as chairman and CEO of Applied Voice Recognition, Inc. (OTCBB: EDMD) in September 2000. Applied Voice's name was changed to E-Docs, and E-Docs filed a Chapter 7 bankruptcy petition in April 2001.

      FRED S. ZEIDMAN, VICE-CHAIRMAN OF THE BOARD AND PRESIDENNT

      Mr. Zeidman is President and Vice Chairman of Corporate Strategies, Inc. A prominent Houston- based business and civic leader, Mr. Zeidman is Chairman of Seitel, Inc. a publicly held provider of seismic data and services to the oil and gas industry. Mr. Zeidman is also Senior Director of Governmental Affairs for the firm of Greenberg Taurig based in Washington, DC. He also serves as Managing Partner of WoodRock & Company. President George W. Bush appointed Mr. Zeidman Chairman for the U.S. Holocaust Memorial Council, which oversees the Holocaust Memorial Museum in Washington, DC. Mr. Zeidman represented The White House at the 2004 OSCE Conference on Anti-Semitism in Berlin.

      A. P. (PETE) SHUKIS, CONTROLLER

      After receiving his undergraduate degree from the University of Houston in 1971, Mr. Shukis spent four and a half years as a senior auditor for Arthur Young & Co., before leaving to pursue a career in the oil and gas industry. During that career, which included a fifteen-year stint as controller of a public U. S. company traded on the London Stock Exchange, he gained extensive experience in the areas of financial reporting, due diligence, treasury, internal control, budgeting and forecasting and banking relations. Mr. Shukis' services are currently utilized by Corporate Strategies on a contract basis.

MANAGEMENT OF AIM AMERICAN MORTGAGE, INC. AND AIM AMERICAN HOME LOANS, INC.

      DIMPLE HOBBS, PRESIDENT, AIM AMERICAN MORTGAGE, INC.

      Ms. Hobbs began her career in mortgage lending in 1978, performing audits and due diligence reviews as a Commercial Portfolio Acquisition and Securitization Underwriter for Bank United in Houston, Texas. From 1999 to 2000, she was a portfolio analyst for bank owned and securitized commercial real estate loans. From 2000 to 2003, Ms. Hobbs was an acquisition and special projects manager for Washington Mutual Bank in Houston, Texas. Her responsibilities included the transfer of all purchased real estate loan portfolios acquired by the bank, including supervision of collateral documents, servicing, due diligence reviews of potential portfolio loan acquisitions, loan reviews, and financial statement analysis. Ms. Hobbs joined Aim American in 2003 as Vice President of Operations and Compliance, and was in charge of all daily operations of the company, regulatory compliance, oversight and review. On July 1, 2004, Ms. Hobbs became President of the company.

      JOE ROMERO, PRESIDENT, AIM AMERICAN HOME LOANS, INC.

      Joe Romero is a licensed mortgage broker in the State of Texas and is the President of Aim American Home Loans, Inc., a wholly owned subsidiary of Aim American Mortgage. He also serves as the Vice President of Hispanic Marketing for Aim American Mortgage, Inc. Mr. Romero has over twenty years of experience in the consumer finance markets and five years in the mortgage industry. Joe is a well-known media personality in the Spanish language market, having appeared in television, radio, and printed media for over 20 years in the Houston, Texas marketplace. Since 1999 Mr. Romero has focused his efforts on the residential mortgage lending marketing, serving as Director of Hispanic Marketing for American Capital Funding from 1999 to 2003. In April 2003, he joined Aim American Mortgage as a loan officer, and continues to serve as a broadly recognized Spanish language media personality on behalf of Aim American Mortgage.

      There are no family relationships among directors, executive officers or persons nominated to become directors of executive officers.

      We do not currently maintain key-man life insurance for our executive officers/directors.

DIRECTOR COMPENSATION

      Directors received no type of compensation from our Company for serving as such. No arrangements are presently in place regarding compensation to directors for their services as directors or for committee participation or special assignments.

COMMITTEES

      Corporate Strategies' Board of Directors serves as the audit committee. The Board of Directors does not have a "financial expert" due to the lack of capital needed to attract a qualified expert.

CODE OF ETHICS

      Effective September 1, 2004, the Board of Directors adopted a written Code of Ethics designed to deter wrongdoing and promote honest and ethical conduct, full, fair and accurate disclosure, compliance with laws, prompt internal reporting and accountability to adherence to the Code of Ethics.

EXECUTIVE COMPENSATION

      SUMMARY COMPENSATION TABLE. The following summary compensation table shows certain compensation information for services rendered in all capacities for the years ended December 31, 2003, 2002 and 2001. Other than as set forth herein, no executive officer's cash salary and bonus exceeded $100,000 in any of the applicable years. The following information includes the dollar value of base salaries, bonus awards, the value of restricted shares issued in lieu of cash compensation and certain other compensation, if any, whether paid or deferred:

                                          ANNUAL COMPENSATION                               LONG-TERM COMPENSATION
                                 ----------------------------------     --------------------------------------------------------
                                                                        RESTRICTED
                                                                          STOCK
NAME &                                                OTHER ACCRUED      AWARDS IN                         LTIP       ALL OTHER
PRINCIPAL POSITION      YEAR     SALARY       BONUS    COMPENSATION         US$          OPTIONS/SARS    PAYOUTS    COMPENSATION
------------------      ----     ---------    -----    ------------     ----------       ------------    -------    ------------
Tim Connolly            2003      $203,000      --              --            --                --         --              --
                        2002       $24,000      --              --            --                --         --              --
                        2001            --      --              --            --                --         --              --

------------

EMPLOYMENT AGREEMENTS

      Effective June 1, 2004, Corporate Strategies and Timothy Connolly entered into a five year employment contract. This contract will be automatically extended for one-year periods unless terminated by Corporate Strategies with 90 days prior written notice before the end of the initial five-year term or any subsequent one-year term. Mr. Connolly's annual base salary is $265,000, subject to increases of not less than 5% per year. Mr. Connolly is also entitled to a bonus up to 100% of his base salary upon attaining certain performance criteria set by the board of directors. As of the date hereof, no performance criteria has been set. Mr. Connolly is also entitled to an automobile allowance of $1,000 per month, plus all insurance, operating and maintenance costs for such automobile. If there is a change of control, then Mr. Connolly will be entitled to his base salary for the remainder of the term. Mr. Connolly's employment agreement has anti-dilution provisions that may cause his current holdings of 66.6% of the Company to not be diluted by any other share sales until December 31, 2008.

      Effective September 1, 2004, Corporate Strategies and Fred S. Zeidman entered into a three year employment contract. This contract will be automatically extended for one-year periods unless terminated by Corporate Strategies with 90 days prior written notice before the end of the initial five-year term or any subsequent one-year term. Mr. Zeidman's annual base salary is $87,600.00, subject to increases of not less than 5% per year commencing January 1, 2005. Mr. Zeidman is also entitled to a bonus up to 100% of his base salary upon attaining certain performance criteria set by the board of directors. As of the date hereof, no performance criteria has been set. In addition, Mr. Zeidman is entitled to receive fifty percent (50%) of consulting fees received by corporate strategies from clients for which Mr. Zeidman provides or supervises the consulting services. If there is a change of control, after August 31, 2005, then Mr. Zeidman will be entitled to his base salary for the remainder of the term.

OPTIONS

      On June 1, 2004, Corporate Strategies adopted an Employee Stock Option Plan. The total number of shares initially authorized to be issued upon exercise of Options issued under the Plan is 10,000,000 shares of Class A Common Stock of Corporate Strategies. Participants in the Plan shall be such key employees, consultants, and non-employee directors of Corporate Strategies and its Subsidiaries. If the Committee grants Options to purchase Class A Common Stock of Corporate Strategies and the Plan Participants exercise their right to purchase, then the total percentage of common stock ownership of Corporate Strategies represented by the previously issued and outstanding shares of Common Stock of Corporate Strategies would be diluted and the market value of a share of Class A Common Stock of Corporate Strategies may fall. If the Participants exercise their right to sell those shares, the market value of a share of Class A Common Stock of Corporate Strategies may fall.

                             DESCRIPTION OF PROPERTY

      We do not own any real estate or other physical properties materially important to our operation. We lease 3,633 square feet of office space in one location, at 1770 St. James Place, Suite 116, Houston, Texas 77056. The lease expires March 31, 2006.

                                LEGAL PROCEEDINGS

      We are not currently involved in any legal proceedings.

                             PRINCIPAL STOCKHOLDERS

      The following table contains information about the beneficial ownership of our Class B Common Stock as of September 3, 2004, for:

      (i) each person who beneficially owns more than five percent of our common stock;

      (ii)  each of our directors;

      (iii) the named executive officers; and

      (iv)  all directors and executive officers as a group.

                                                                                      COMMON STOCK
                                                                                   BENEFICIALLY OWNED
                                                                           --------------------------------
      NAME/ADDRESS                            TITLE OF CLASS                  AMOUNT         PERCENTAGE (1)
      -------------------------------------   ------------------------     -----------       --------------
      iVoice                                  Class A Common Stock           7,500,000                52.5%

      -----------------------------------------------------------------------------------------------------
      Cornell Capital Partners                Class A Common Stock           3,720,000                26.1%

      -----------------------------------------------------------------------------------------------------
      Timothy Connolly                        Class B Common Stock          34,443,000                66.6%

      -----------------------------------------------------------------------------------------------------
      Jan Carson Connolly                     Class B Common Stock           6,079,500                11.8%

      -----------------------------------------------------------------------------------------------------
      Michael O. Sutton                       Class B Common Stock          11,227,500                21.7%

                                                                            ----------               -----
      -----------------------------------------------------------------------------------------------------
      Total Class B Common Stock                                            51,750,000               100.0%
      -----------------------------------------------------------------------------------------------------
      Total Class A Common Stock                                            11,220,000                78.6%
                                                                            ==========                ====
      -----------------------------------------------------------------------------------------------------

----------

*     Less than one percent.

(1) Applicable percentage of ownership is based on 14,280,000 shares of Class B Common Stock and 51,750,000 shares of Class B Common Stock outstanding as of September 3, 2004, for each stockholder after taking into account the conversion of all outstanding shares of Class B Common Stock. The holders of Class A Common Stock and Class B Common Stock vote together on all matters submitted to a vote of the shareholders. Beneficial ownership is determined in accordance within the rules of the Commission and generally includes voting of investment power with respect to securities.

                            DESCRIPTION OF SECURITIES

GENERAL

      Pursuant to Corporate Strategies' certificate of incorporation, as amended, we are authorized to issue 201,000,000 shares of stock, of which 200,000,000 shares are designated as Common Stock and 1,000,000 shares are designated Preferred Stock. Of the Preferred Stock, 1,000 shares are designated Series A Preferred Stock. The Common Stock consists of two classes, of which 145,000,000 shares are designated Class A Common Stock and 55,000,000 shares are designated Class B Common Stock. As of the September 3, 2004, Corporate Strategies' had 14,280,000 shares of the Class A Common Stock, 51,750,000 shares of Class B Common Stock and 633.199 shares of Series A Preferred Stock outstanding.

CLASS A COMMON STOCK

      Each holder of our Class A Common Stock is entitled to one vote for each share held of record. Holders of our Class A Common Stock have no preemptive, subscription, conversion, or redemption rights. Upon liquidation, dissolution or winding-up, the holders of Class A Common Stock are entitled to receive our net assets pro rata. Each holder of Class A Common Stock is entitled to receive ratably any dividends declared by our board of directors out of funds legally available for the payment of dividends. We have not paid any dividends on our Common Stock and do not contemplate doing so in the foreseeable future. We anticipate that any earnings generated from operations will be used to finance our growth. As of the September 3, 2004, Corporate Strategies had 14,280,000 shares of Class A Common Stock outstanding.

CLASS B COMMON STOCK

      The terms and rights of the Class A Common Stock and Class B Common Stock are identical, except that (i) each share of Class A Common Stock is entitled to one vote per share and (ii) each share of Class B Common Stock is entitled to ten votes per share. As of September 3, 2004, Corporate Strategies had 51,750,000 shares of Class B Common Stock outstanding.

PREFERRED STOCK

      Each holder of our Series A Preferred Stock has the following rights and preference. The holder is entitled to a cumulative dividend per share of $120 per year. Such dividends are payable when and if declared by the board of directors. The right to dividends is cumulative and payable monthly.

      Liquidation Preference. Each share of Series A Preferred Stock is entitled to receive prior and in preference to any distribution of any assets to the holders of any class of Common Stock an amount equal to $1,500 for each share outstanding plus any accrued unpaid dividends.

      Redemption. Each holder has the right to cause Corporate Strategies to redeem the Series A Preferred Stock for a price equal to $1,500 per share plus any accrued unpaid dividends.

      Non-voting. The Series A Preferred Stock is non-voting.

      As of September 3, 2004, we had 633.199 shares of Series A Preferred Stock outstanding.

      Our board of directors is authorized (by resolution and by filing an amendment to our certificate of incorporation and subject to limitations prescribed by the General Corporation Law of the State of Delaware) to issue, from to time, shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and other rights of the shares of each such series and to fix the qualifications, limitations and restrictions thereon, including, but without limiting the generality of the foregoing, the following:

      o the number of shares constituting that series and the distinctive designation of that series;

      o the dividend rate on the shares of that series, whether dividends are cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

      o whether that series has voting rights, in addition to voting rights provided by law, and, if so, the terms of those voting rights;

      o whether that series has conversion privileges, and, if so, the terms and conditions of conversion, including provisions for adjusting the conversion rate in such events as our board of directors determines;

      o whether or not the shares of that series are redeemable, and, if so, the terms and conditions of redemption, including the dates upon or after which they are redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

      o whether that series has a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of that sinking fund;

      o the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of Corporate Strategies, and the relative rights of priority, if any, of payment of shares of that series; and

      o any other relative powers, preferences and rights of that series, and qualifications, limitations or restrictions on that series.

      If we liquidate, dissolve or wind up our affairs, whether voluntarily or involuntarily, the holders of Preferred Stock of each series will be entitled to receive only that amount or those amounts as are fixed by the certificate of designations or by resolution of the board of directors providing for the issuance of that series.

TRANSFER AGENT

      iVoice's transfer agent is Fidelity Transfer Company. The address is 1800 South West Temple, Suite 301, Salt Lake City, Utah 84115. The telephone number is (801) 484-7222.

      Our executive offices are located at 1770 St. James Place, Suite 116, Houston, Texas 77056 and our telephone number is (713) 621-2737.

LIMITATION OF LIABILITY: INDEMNIFICATION

      Our Certificate of Incorporation and by-laws include an indemnification provision under which we have agreed to indemnify directors of Corporate Strategies to the fullest extent possible from and against any and all claims of any type arising from or related to future acts or omissions as a director of Corporate Strategies.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Corporate Strategies pursuant to the foregoing, or otherwise, Corporate Strategies has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                       WHERE YOU CAN FIND MORE INFORMATION

      Corporate Strategies has filed with the Securities and Exchange Commission the Registration Statement under the Exchange Act, with respect to the Corporate Strategies Common Stock. This document does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. Statements made in this document as to the contents of any contract, agreement or other document referred to herein are not necessarily complete. The Registration Statement and the exhibits thereto filed by Corporate Strategies with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such information can be obtained by mail from the Public Reference Branch of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The
Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's website is http://www.sec.gov. Corporate Strategies is required to comply with the reporting requirements of the Exchange Act and to file with the Commission reports, proxy statements and other information as required by the Exchange Act. Additionally, Corporate Strategies is required to provide annual reports containing audited financial statements to its stockholders in connection with its annual meetings of stockholders. These reports, proxy statements and other information will be available to be inspected and copied at the public reference facilities of the Commission or obtained by mail or over the Internet from the Commission, as described above.

                                     EXPERTS

      The audited financial statements included in this prospectus and elsewhere in the registration statement for the fiscal years ended December 31, 2003 and December 31, 2002 have been audited by Thomas Leger & Co., L.L.P. The report of Thomas Leger & Co., L.L.P.is included in this prospectus in reliance upon the authority of this firm as experts in accounting and auditing.

                                  LEGAL MATTERS

      The validity of the shares being distributed herein will be opined on for us by the Kirkpatirck & Lockhart LLP, Miami, Florida.

                          INDEX TO FINANCIAL STATEMENTS

---------------------------------------------------------------------------------------------------------------------------
AUDITED FINANCIAL STATEMENTS
---------------------------------------------------------------------------------------------------------------------------
Independent Auditor's Report                                                                                            F-1

Consolidated Balance Sheet as of December 31, 2003                                                                      F-2

Consolidated Statements of Operations For the Years Ended December 31, 2003 and 2002                                    F-3

Consolidated Statements of Changes in Members' Equity and Shareholders' Equity
  For the Years Ended December 31, 2003 and 2002                                                                        F-4

Consolidated Statements of Cash Flows For the Years Ended December 31, 2003 and 2002                                    F-5

Notes to the Consolidated Financial Statements                                                                  F-6 to F-14

---------------------------------------------------------------------------------------------------------------------------
UNAUDITED FINANCIAL STATEMENTS
---------------------------------------------------------------------------------------------------------------------------

Unaudited Consolidated Balance Sheet as of June 30,2004                                                                F-15

Unaudited Consolidated Statements of Operations For the Six Months Ended June 30, 2004
  and 2003 and For the Three Months Ended June 30, 2004 and 2003                                               F-16 to F-17

Unaudited Consolidated Statements of Cash Flows For Six Months Ended
  June 30 2004 and 2003                                                                                                F-18

Notes to the Unaudited Consolidated Financial Statements                                                       F-19 to F-20

                          INDEPENDENT AUDITOR'S REPORT

To the Shareholders
Corporate Strategies, Inc.
Houston, Texas

      We have audited the accompanying consolidated balance sheet of Corporate Strategies, Inc. and Subsidiary as of December 31, 2003 and the related consolidated statements of operations, changes in members' equity and shareholders' equity, and cash flows for the two years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

      We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Corporate Strategies, Inc. and Subsidiary as of December 31, 2003 and the results of its operations and its cash flows for the two years then ended in conformity with accounting principles generally accepted in the United States of America.


                                                Thomas Leger & Co., L.L.P.

Houston, Texas
June 30, 2004

                           CORPORATE STRATEGIES, INC.
                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 2003
--------------------------------------------------------------------------------

                                     ASSETS
                                                                         2003
                                                                      ----------
CURRENT ASSETS
  Cash                                                                $  306,562
  Purchased accounts receivable                                          321,165
  Other accounts receivable                                               37,500
  Receivable from shareholder                                             37,500
  Note receivable                                                          9,202
  Investment in marketable securities                                    405,698
  Prepaid expense                                                          8,436
                                                                      ----------

  Total current assets                                                 1,126,063

Investments                                                               16,000
Fixed assets, net                                                         52,336

TOTAL ASSETS                                                          $1,194,399
                                                                      ==========
                      LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
   Notes payable                                                      $   99,000
   Accounts payable                                                       72,726
   Accrued liabilities                                                    45,394
   Current tax liability                                                  45,000
   Deferred tax liability                                                 71,887
   Due to clients                                                         84,457
                                                                      ----------
   Total current liabilities                                             418,464
                                                                      ----------
   Minority interest                                                       6,146
                                                                      ----------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY
Preferred Stock, par value $.001, 1,000,000 shares authorized
  Series A Preferred stock; liquidation preference of $1,149,000 redeemable at $1,500 per share at Company option,
    cumulative dividends of $120.00 per share per year, non-voting, par value $.001, 1,000 shares authorized, 766 shares issued
    and outstanding                                                            1
Common stock
  Class A, par value $.001, 145,000,000 shares authorized, no
    shares issued and outstanding                                             --
  Class B, par value $.001, 55,000,000 shares authorized, 45,000,000
    shares issued and outstanding                                         45,000
Additional paid-in capital                                               628,788
Retained earnings                                                         96,000
                                                                      ----------
Total shareholders' equity                                               769,789
                                                                      ----------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                            $1,194,399
                                                                      ==========

    The accompanying notes are an integral part of these financial statements

                           CORPORATE STRATEGIES, INC.
            CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED
                           DECEMBER 31, 2003 AND 2002
--------------------------------------------------------------------------------

                                                         2003           2002
                                                    ------------   ------------

REVENUE
   Commission income                                $    705,033   $         --
   Discount income                                       284,263        230,811
   Consulting revenue                                      3,540        133,250
   Marketable securities gain                            719,126             --
   Other income                                           42,110        118,645
                                                    ------------   ------------

   Total revenue                                       1,754,072        482,706
                                                    ------------   ------------

GENERAL AND ADMINISTRATIVE EXPENSES
   Salaries and benefits                                 359,624        105,069
   Commission and loan processing                        320,322             --
   Advertising                                           311,899         16,360
   Business development, travel and entertainment         86,476         55,975
   Rent                                                   20,360         14,256
   Depreciation                                           22,124         12,471
   Professional fees                                     108,193         79,700
   Bad debt                                              154,828             --
   Other                                                 112,117         66,133
                                                    ------------   ------------
   Total general and administrative expenses           1,495,943        349,964
                                                    ------------   ------------

OTHER (INCOME) EXPENSE
   Minority interest                                       4,480             --
   Interest expense                                       49,054         15,106
   Interest income                                        (8,240)       (11,556)
                                                    ------------   ------------

   Total other (income) expense                           45,294          3,550
                                                    ------------   ------------

   Income before income tax                              212,835        129,192
                                                    ------------   ------------

INCOME TAX PROVISION
   Current income tax expense                             38,474             --
   Deferred income tax expense                            42,207         36,680
                                                    ------------   ------------

   Total income tax provision                             80,681         36,680
                                                    ------------   ------------

NET INCOME                                               132,154         92,512
                                                    ------------   ------------

   Preferred dividends paid                               80,278         48,813
                                                    ------------   ------------
INCOME APPLICABLE TO COMMON SHARES                  $     51,876   $     43,699
                                                    ============   ============
Basic and diluted income per share                  $       0.00   $       0.00
                                                    ============   ============
Basic and diluted weighted average
   shares outstanding                                 45,000,000     45,000,000
                                                    ============   ============

    The accompanying notes are an integral part of these financial statements

                           CORPORATE STRATEGIES, INC.
            CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS' EQUITY AND
                  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 2003 AND 2002
--------------------------------------------------------------------------------

                                                                                              Additional
                                           Preferred Stock               Common Stock          Paid-in       Retained
                                         Shares       Amount        Shares         Amount      Capital       Earnings
                                      -----------   -----------   -----------   -----------   -----------   -----------
Balance, December 31, 2001                     --   $        --            --   $        --   $        --   $        --
                                      -----------   -----------   -----------   -----------   -----------   -----------
Conversion of limited liability
   company to corporation                      --                  45,000,000        45,000        91,244           425
Conversion of shareholders'
   notes payable to preferred stock           766             1            --            --       537,544            --
Net income                                     --            --            --            --            --        92,512
Preferred dividends paid                       --            --            --            --            --       (48,813)
                                      -----------   -----------   -----------   -----------   -----------   -----------
Balance,  December 31, 2002                   766             1    45,000,000        45,000       628,788        44,124
                                      -----------   -----------   -----------   -----------   -----------   -----------

Net income                                     --            --            --            --            --       132,154
Preferred dividends paid                       --            --            --            --            --       (80,278)
                                      -----------   -----------   -----------   -----------   -----------   -----------
Balance,  December 31, 2003                   766   $         1    45,000,000   $    45,000   $   628,788   $    96,000
                                      ===========   ===========   ===========   ===========   ===========   ===========

                                                          Total
                                          Member's    Shareholders'
                                           Equity         Equity
                                         -----------   -----------
Balance, December 31, 2001               $   136,669   $   136,669
                                         -----------   -----------
Conversion of limited liability
   company to corporation                  (136,669)            --
Conversion of shareholders'
   notes payable to preferred stock               --       537,545
Net income                                        --        92,512
Preferred dividends paid                          --       (48,813)
                                         -----------   -----------
Balance,  December 31, 2002                       --       717,913
                                         -----------   -----------

Net income                                        --       132,154
Preferred dividends paid                          --       (80,278)
                                         -----------   -----------
Balance,  December 31, 2003              $        --   $   769,789
                                         ===========   ===========

    The accompanying notes are an integral part of these financial statements

                           CORPORATE STRATEGIES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
--------------------------------------------------------------------------------

                                                                2003           2002
                                                            -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                               $   132,154    $    92,512
   Adjustment to reconcile net income to net cash
   used in operating activities:
      Depreciation                                               22,124         12,471
      Bad debts                                                 182,987             --
      Impairment of investment                                   20,650             --
      Minority interest                                           4,480             --
      Conversion of consulting contract                              --        (98,000)
   (Increase) decrease in assets:
      Purchased accounts receivable                             356,775       (114,401)
      Other accounts receivable                                 (90,311)       (54,689)
      Notes receivable                                          123,805        (69,007)
      Prepaid and other                                          15,095        (17,945)
      Investment in marketable securities                      (385,698)       (20,000)
   Increase (decrease) in liabilities:
      Accounts payable                                           37,412         25,069
      Accrued liabilities                                        19,702         (1,139)
      Current and deferred tax liability                         87,207         36,680
      Due to clients                                            (25,646)       (69,293)
      Deferred revenue                                           (8,563)        (1,273)
      Net cash provided by (used in) operating activities       492,173       (279,015)

CASH FLOWS FROM INVESTING ACTIVITIES
      Purchases of fixed assets                                 (41,784)       (18,310)
      Purchases of investments                                  (16,000)       (20,650)
                                                            -----------    -----------
      Net cash used in investing activities                     (57,784)       (38,960)
                                                            -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from note payable                                 2,310,994        477,604
   Payments on note payable                                  (2,370,994)      (167,870)
   Proceeds from issuance of stock to minority interest           1,666             --
   Preferred dividends paid                                     (80,278)       (48,813)
                                                            -----------    -----------
      Net cash provided by (used in) financing activities      (138,612)       260,921
                                                            -----------    -----------

NET INCREASE (DECREASE) IN CASH                                 295,777        (57,054)
CASH, BEGINNING OF YEAR                                          10,785         67,839
                                                            -----------    -----------
CASH, END OF YEAR                                           $   306,562    $    10,785
                                                            ===========    ===========

SUPPLEMENTAL INFORMATION
   Interest paid                                            $    55,187    $        --
   Taxes paid                                                       474             --
   Preferred stock issued:
      In exchange for shareholders' loans                            --        537,545
      In exchange for member's equity of LLC                         --         91,244
   Common stock issued:
      In exchange for member's equity of LLC                         --          4,800
   Conversion of consulting contract to note receivable              --         98,000

    The accompanying notes are an integral part of these financial statements

                           CORPORATE STRATEGIES, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2003
--------------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS AND ORGANIZATION

Corporate Strategies, Inc. (the "Company"), was organized on January 10, 1996 as a Texas limited liability company ("LLC") and began its current operations during 2001. Effective April 1, 2002, the Company incorporated with the former members of the Texas limited liability company owning the same equity interest in the Company. As such, the financial statements of the Company are prepared as if the corporation was in existence from inception. The Company is a merchant bank that purchases receivables with recourse, and provides strategic consulting and other fee based corporate finance services, which may include direct investment in clients. Generally, the Company will realize gains on these direct investments in accordance with market demands.

On February 18, 2003, the Company formed Aim American Mortgage, Inc. ("Subsidiary"), incorporated in Texas, for the purpose of engaging in mortgage brokerage activities. The Company owns 80% of the subsidiary. The subsidiary has a buy-sell agreement with the minority interest shareholders. The consolidated financial statements of the Company include the results of the operations of the Subsidiary for the period from February 18, 2003 (inception) to December 31,
2003. The Subsidiary has been engaged as a mortgage broker involved in the process of originating non-government insured loans in Texas.

CONSOLIDATION AND BASIS OF PRESENTATIONS

The accompanying  consolidated  financial statements include the accounts of the
Company  and  its  subsidiary.   All  significant   intercompany   balances  and
transactions have been eliminated.

REVENUE RECOGNITION

Consulting revenue is recognized as services are performed. Revenue from purchased receivables is recognized on an accrual basis in accordance with the terms of the agreements.

Revenue from the origination of loans is recognized when all of the services required to be performed for such revenues have been completed. Incremental direct costs include credit reports, appraisal fees, document preparation fees, wire fees, filing fees, and commissions, and are included in operating expenses, net of reimbursements.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

For purposes of the statement of cash flows, the Company considers all short-term securities purchased with maturity of three months or less to be cash equivalents.

OTHER ACCOUNTS RECEIVABLE

Accounts receivable, other, at December 31, 2003, is a receivable from the sale of marketable securities. The entire receivable balance was collected subsequent to year-end.

                           CORPORATE STRATEGIES, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2003
--------------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FIXED ASSETS

Fixed  assets  are  stated  at  cost.   Depreciation   is  computed   using  the
straight-line method over estimated useful lives of three to five years. Leasehold improvements are amortized on a straight-line basis over the shorter of the useful life of the improvement or the term of the lease. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in operations for the period. The cost of maintenance and repairs is charged to expense as incurred; significant renewals and betterments are capitalized.

INCOME TAXES

The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes," which requires an asset and liability approach to financial accounting and reporting for income taxes. The difference between the financial statement and tax basis of assets and liabilities is determined annually. Deferred income taxes assets and liabilities are computed for those differences that have future tax consequences using the currently enacted tax laws and rates that apply to the periods in which they are expected to affect taxable income. Valuation allowances are established, if necessary, to reduce the deferred tax asset to the amount that will assure full realization. Income tax expense is the current tax payable or refundable for the period plus or minus the net change in the deferred tax assets and liabilities.

ADVERTISING

Advertising costs are expensed as incurred. Advertising expense was $311,899 and $0 for December 31, 2003 and 2002, respectively.

RECLASSIFICATIONS

The accompanying consolidated financial statements for prior years contain certain reclassifications to conform with current year presentation.

FAIR VALUE DISCLOSURE AT DECEMBER 31, 2003

The carrying value of cash, accounts receivable, accounts payable, accrued liabilities and notes payable are reasonable estimates of their fair value because of short-term maturity.

NET INCOME PER SHARE

Basic income per share is computed by dividing the net income available to common shareholders by the weighted average of common shares outstanding during the year. Diluted per share amounts assume the conversion, exercise, or issuance of all potential common stock instruments unless the effect is anti-dilutive, thereby reducing the loss or increasing the income per share.

                           CORPORATE STRATEGIES, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2003
--------------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECENT ACCOUNTING PRONOUNCEMENTS

In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities," ("FIN No. 46") as superseded in December 2003 by FASB issued Interpretation No. 46R, "Consolidation of Variable Interest Entities--an interpretation of ARB 51 (("FIN No. 46R"). FIN No. 46R requires the primary beneficiary of a variable interest entity ("VIE") to consolidate the entity and also requires majority and significant variable interest investors to provide certain disclosures. A VIE is an entity in which the equity investors do not have a controlling interest, equity investors participate in losses or residual interests of the entity on a basis that differs from its ownership interest, or the equity investment at risk is insufficient to finance the entity's activities without receiving additional subordinated financial support from the other parties. FIN No. 46R is applicable for the Company starting February 1, 2004. We do not expect the adoption of FIN No. 46R to have a material impact on our financial condition or results of operations.

In May 2003, the FASB issued SFAS 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS 150 changes the accounting for certain financial instruments that under previous guidance issuers could account for as equity. It requires that those instruments be classified as liabilities in balance sheets. The guidance in SFAS 150 is generally effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective on July 1, 2003. The adoption of SFAS 150 did not impact our financial position, cash flows or results of operations.

In December 2003, the SEC issued SAB 104. This staff accounting bulletin revises or rescinds certain sections of SAB 101, which gives interpretation guidance about revenue recognition. SAB 104 makes the interpretive guidance of SAB 101 consistent with current authoritative accounting and auditing guidance and SEC rules and regulations. The adoption of SAB 104 in the fourth quarter of fiscal 2003 did not impact our financial position, cash flows or results of operations.

2. CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMERS

Financial instruments, which potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable. The Company maintains its cash accounts in a high quality FDIC insured bank in Texas and in money market brokerage accounts. The Company's accounts receivable consist of purchased receivables and receivables for consulting from companies located in the United States. The Company performs ongoing credit evaluations of its customers' financial conditions to ensure collections and minimize losses.

For the year ended December 31, 2003, the Company had sales as a percent of annual revenues to the following customers:

                                            2003               2002
                                          --------           --------

Customer A                                   8%                45%
Customer B                                   8%                 5%
Customer C                                   0%                12%

No other customers accounted for more than 10% of revenue during the year.

                           CORPORATE STRATEGIES, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2003
--------------------------------------------------------------------------------

2. CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMERS (CONTINUED)

The Company is a minority shareholder (4.2%) in one of its significant customers (Customer A). During 2003, the shareholder settled a consulting agreement with Customer A in connection with the buy-out of his agreement (see footnote 10). Total revenues and rent reimbursement from Customer A was as follows:

                                                               CUSTOMER A
                                                        --------        --------
                                                          2003            2002
                                                        --------        --------

Consulting Revenue                                      $     --        $ 88,250
Revenue from purchased receivables                       140,038         130,013
Rent reimbursement (Note 5)                               28,400          18,000
                                                        --------        --------

Total                                                   $168,438        $236,263
                                                        ========        ========

3. PURCHASED ACCOUNTS RECEIVABLE

The Company purchases accounts receivable balances from clients and typically pays less than the face value of the balance at the time a receivable is purchased. Any amounts collected by the Company in excess of the amounts paid for the purchased accounts receivable less fees earned are remitted to client. Such excess amounts may be applied to offset uncollected account balances. Any remaining excess amounts are recorded in the balance sheet as due to clients.

4. FIXED ASSETS

Fixed assets consisted of the following at December 31, 2003 and 2002:

                                                       2003              2002
                                                     --------          --------
Computer equipment                                   $ 33,249          $ 19,325
Furniture and fixtures                                 43,092            19,384
Leasehold improvements                                 10,142             5,990
Other                                                   5,000             5,000
                                                     --------          --------
                                                       91,483            49,699

Less accumulated depreciation                         (39,147)          (17,023)
                                                     --------          --------

Fixed assets, net                                    $ 52,336          $ 32,676
                                                     ========          ========

Depreciation expense for the year ended December 31, 2003 and 2002 was $22,124 and $12,471, respectively.

                           CORPORATE STRATEGIES, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2003
--------------------------------------------------------------------------------

5. INVESTMENT IN MARKETABLE SECURITIES

Investments in marketable securities primarily include shares of common stock in various companies. The investments are considered trading securities, and accordingly any changes in market value are reflected in the statement of operations. A substantial portion of the securities at December 31, 2003 was covered by a warrant agreement that expired on February 15, 2004 and which established an exercise price for these securities. These securities were valued under the terms of the warrant agreement. Subsequent to year-end, 900,000 shares were sold for $135,000 under this warrant agreement.

6. INVESTMENTS

Investments include shares of common stock in a company which does not have a readily determinable fair value and is accounted for using the cost method.

During 2003 the Company recorded an impairment charge of $20,650 on one of its investments.

7. NOTES PAYABLE

On November 20, 2002, the Company obtained an unsecured revolving line of credit of $100,000 at prime plus 2% with an open maturity date. At December 31, 2003, the prime rate was 4% and amounts borrowed were $99,000. At December 31, 2003 all payments under the terms of the note were current.

In addition, in 2002 the Company obtained a note payable in the amount of $60,000 at 12% interest per year which was secured by the Company's factored receivables. During 2003, the note was paid in full in accordance with the note agreement.

The Company has a $1,000,000 refactoring facility with a bank which does not have an outstanding balance at December 31, 2003 and is secured by certain assets of the Company. The Company pays the lender 1% of the face value of invoices sold to the lender under this facility. In addition, the Company pays an additional 3/4% of 1% on invoices outstanding at the end of the month following the month of sale. The facility matures on March 13, 2005 and may be terminated before then by either party giving sixty (60) days written notice.

8. COMMITMENTS AND CONTINGENCIES

LEASES

The Company leases its office space under an operating lease. Rental expense under this operating lease aggregated $51,466 for the year ended December 31, 2003. However, this amount is offset by rent reimbursement of $28,400 received by a client that is leasing space from the Company on a month-to-month basis. Future minimum payments under non-cancelable operating leases with initial or remaining terms of one year or more consist of the following at December 31, 2003:

                                                     Operating
                                                       Leases
                                                      --------
2004                                                  $ 60,853
2005                                                    64,486
2006                                                    16,349
                                                      --------

Total minimum lease payments                          $141,688
                                                      ========

                           CORPORATE STRATEGIES, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2003
--------------------------------------------------------------------------------

9. SHAREHOLDERS' EQUITY

COMMON STOCK

On May 4, 2004 the Company changed the par value of its common stock from $1.00 to $.001 per share and increased the number of authorized shares to 200,000,000 consisting of 145,000,000 shares of Class A common stock and 55,000,000 shares of Class B common stock. The terms and rights of Class A Common Stock are identical in all respects, except that (1) each share of Class A Common Stock shall be entitled to one vote on all matters, and (2) each share of Class B Common Stock shall be entitled to ten votes on all matters. Any share of Class B Common Stock that is sold in an open market transaction shall automatically convert upon such transfer into one share of Class A Common Stock. Any share of Class B Common Stock that is transferred by gift or in a private transaction (as opposed to an open market transaction) shall retain its status as a share of Class B Common Stock unless and until such share is transferred in an open market transaction.

Effective May 4, 2004, the Company effected a 45,000 to 1 stock split. All prior share amounts have been retroactively adjusted to reflect this change.

During 2002, the Company issued 45,000,000 shares of common stock retroactively adjusted.

SERIES A PREFERRED STOCK

On May 4, 2004, the Company increased the authorized to 1,000,000 shares of $.001 par value preferred stock. The Company has authorized 1,000 shares of Series A preferred stock of which 766 shares are outstanding. The Series A are entitled to a cumulative dividend of $120 per year, to a liquidation preference of $1,500 per share plus any accrued but unpaid dividends and is non-voting. In addition, at the option of the Company, each share can be redeemed at a price of $1,500 per share, plus any accrued and unpaid dividends.

During 2002, in exchange for amounts owed to shareholders and as part of the conversion of the Company from an LLC to a corporation, the Company issued 766 shares (retroactively adjusted) of $.001 par value preferred stock. During 2003 and 2002, the Company paid preferred stock dividends in the amount of $88,278 and $48,813, respectively. The preferred stock shareholders are the same as the common stock shareholders.

10. RELATED PARTY TRANSACTIONS

RECEIVABLE FROM SHAREHOLDER

The receivable is from a shareholder who is neither an officer or director nor is related to an officer or director.

EMPLOYEE NOTE RECEIVABLE

On October 31, 2003, the Company entered into a promissory note receivable of $15,000 with an employee of the Company. The note accrues interest at 12% and is payable to the Company in full on December 31, 2004. The note is secured by the commissions earned by the employee. At December 31, 2003 the amount of the note receivable was $9,202. The note receivable was paid in full in March, 2004.

                           CORPORATE STRATEGIES, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2003
--------------------------------------------------------------------------------

10. RELATED PARTY TRANSACTIONS

NOTES PAYABLE TO SHAREHOLDER

On January 31, 2002, the Company entered into a secured promissory note payable of $400,000 with two of its shareholders. The note bears interest at 12% and was secured by the assets of the Company. Principal and interest were payable in thirty-six (36) monthly installments beginning March 1, 2002. During the period the Company made certain allowable prepayments on the note. In addition, the Company paid a 3% origination fee that was capitalized and was being amortized over the term of the note. On March 1, 2002, the Company entered into an unsecured promissory note payable of $275,000 with another shareholder. The note bears interest at 12% with a due date of June 30, 2003. Interest on the note was payable monthly. Per terms of the Company's conversion from an LLC to a corporation in 2003, the notes payable, accrued interest, paid in capital, and origination fees were converted to preferred stock of the corporation.

NOTES RECEIVABLE

On June 28, 2002 the Company entered into a secured promissory note receivable of $50,000 with a major customer of the Company. The note accrues interest at 18% and is payable to the Company in twelve (12) monthly installments with the final payment due June 28, 2003. The note was paid in full during 2003.

On December 31, 2002, the Company entered into a promissory note receivable of $98,000 with a customer of the Company as payment earned in connection with the buy-out of a consulting agreement originally dated June 15, 2001. The note did not have a stated interest rate; however, using an imputed interest rate resulted in an immaterial amount. The note balance was due on December 31, 2003. During 2003, the Company exercised the note conversion option and converted the note receivable into 1,960,000 shares of the client's common stock.

11. INCOME TAXES

The following table sets forth a reconciliation of the statutory federal income tax for the year ended December 31, 2003 and 2002:

                                                          2003           2002
                                                       ---------      ---------

Income before taxes                                    $ 212,835      $ 129,192
                                                       =========      =========

Income tax computed at statutory rates                 $  72,364      $  43,925
Permanent differences, nondeductible expenses              8,461         (3,195)
Income for period a limited liability company
  not subjected to tax                                        --         (3,280)
Other                                                       (144)          (770)
                                                       ---------      ---------

Tax Liability                                          $  80,681      $  36,680
                                                       =========      =========

                           CORPORATE STRATEGIES, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2003
--------------------------------------------------------------------------------

11. INCOME TAXES (CONTINUED)

The Company was a limited liability company ("LLC") until April 1, 2002, thus the income for the year ended December 31, 2001 and the period to March 31, 2002 were taxable to the individual members of the LLC. The Company files a consolidated tax return with its subsidiary.

DEFERRED INCOME TAXES

The tax effects of the temporary differences between financial statement income and taxable income are recognized as a deferred tax asset and liability. Significant components of the deferred tax asset and liability as of December 31, 2003 and 2002 are set out below:

                                                               2003        2002
                                                             -------     -------
Deferred tax asset
  Conversion to cash basis for tax reporting purposes        $17,232     $    --
                                                             -------     -------

DEFERRED TAX LIABILITY
  Fixed asset tax basis difference                             9,466       1,340
  Conversion to cash basis for tax reporting purposes             --      28,340
  Unrealized gain on security transaction                     79,653          --
                                                             -------     -------
  Deferred tax liability                                      89,119      29,680
                                                             -------     -------

Net deferred tax liability                                   $71,887     $29,680
                                                             =======     =======

12. SEGMENT REPORTING

The Company has two segments: mortgage brokerage, through its 80% owned subsidiary, Aim American Mortgage, Inc., which originates non-government insured loans in Texas, and Merchant Banking. As a merchant banker, the Company purchases receivables with recourse, makes secured loans to small businesses, provides strategic consulting and other fee based corporate finance services, and makes investments which may include direct investments in clients.

The Company evaluates segment performance and allocates resources based on several factors, of which revenue and income before federal income tax are the primary financial measures. The accounting policies of the reportable segments are the same as those described in the footnote entitled "Summary of Significant Accounting Policies" of the Notes to the Consolidated Financial Statements.

The Company's operations are conducted in the United States.

                           CORPORATE STRATEGIES, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2003
--------------------------------------------------------------------------------

12. SEGMENT REPORTING (CONTINUED)

                                          MORTGAGE       MERCHANT
                                         BROKERAGE  (1)   BANKING        TOTAL
                                         ----------     ----------    ----------
YEAR ENDED DECEMBER 31, 2003

Revenue                                  $  705,033     $1,049,039    $1,754,072
Interest expense/(income)                      (582)        41,396        40,814
Income before income tax                     34,899        177,936       212,835
Segment assets                              591,242        603,157     1,194,399
Additions to long-term assets                34,029          7,755        41,784
Depreciation                                  6,161         15,963        22,124

YEAR ENDED DECEMBER 31, 2002

Revenue                                  $       --     $  482,706    $  482,706
Interest expense/(income)                        --          3,550         3,550
Income before income tax                         --        129,192       129,192
Segment assets                                   --      1,086,265     1,086,265
Additions to long-term assets                    --         18,310        18,310
Depreciation                                     --         12,471        12,471

(1) Amounts presented are for the period from February 18, 2003 (inception) to December 31, 2003.

13. SUBSEQUENT EVENTS

On May 6, 2004, the Company entered into a Security Purchase Agreement with Cornell Capital Partners, LP ("Cornell") for the sale of $1,200,000 of 5% Secured Convertible Debentures. The debentures, along with unpaid interest are convertible, at the option of the holder, into Class A common stock at a conversion price equal to the lesser of 120% of the initial bid price of the common stock or 80% of the closing bid price as listed on a principal market. On the second anniversary date of issuance, the Company has the option of paying all the unpaid principal and accrued interest on the unconverted debentures or converting the debentures into common stock. The Company also has the right to redeem the debentures, in whole or part, at any time for 120% of the face amount of the debentures plus accrued interest. The debentures are secured by certain of the Company's assets. At closing $400,000 of the debentures were issued and funded. The second $400,000 will be funded upon filing a Registration Statement with the SEC to register the underlying common stock, with the final $400,000 funded upon effectiveness of the Registration Statement.

On June 30, 2004, the Company terminated a Standby Equity Distribution Agreement dated May 6, 2004 and entered into a new Standby Equity Distribution Agreement for the sale of up to $25,000,000 of the Company's Class A Common Stock. For a period of two years commencing after the effective date of a registration statement registering the resale of the common stock and for as long as the Registration Statement continues to be effective, the Company can request periodic purchases of up to $600,000 of the committed amount. The purchase price of the stock will be 98% of the volume weighted average price of the common stock for five consecutive trading days following the purchase request. The
Company pays a fee of 5% of each requested purchase amount to Cornell. The Company also issued Cornell 1,250,000 (pre split) shares of Class A Common Stock for services rendered pursuant to the agreements.

On June 29, 2004, the Company entered into an agreement with iVoice, Inc. for the sale of 2,500,000(pre split) shares of the Company's Class A common stock for $250,000 and the sale of $500,000 of 5% Secured Convertible Debentures. The debentures are secured by certain of the Company's assets. Proceeds were received and the debentures issued at the closing date. The redemption and convertibility terms are identical with the securities discussed in the first paragraph above.

                           CORPORATE STRATEGIES, INC.
                           CONSOLIDATED BALANCE SHEET

                           ASSETS

CURRENT ASSETS                                                           JUNE 30, 2004
                                                                          (UNAUDITED)
  Cash                                                                    $ 1,058,443
  Purchased accounts receivable                                               340,417
  Other accounts receivable                                                   114,239
  Note receivable                                                              28,666
  Investment in marketable securities                                         189,077
  Deferred expenses                                                           142,750
  Prepaid expense                                                              44,561
                                                                          -----------
  Total current assets                                                      1,918,153
  Investments                                                                  15,230
  Fixed assets, net                                                            56,594
                                                                          -----------
TOTAL ASSETS                                                              $ 1,989,977
                                                                          ===========

            LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
   Notes payable                                                          $    99,000
   Accounts Payable                                                           181,890
   Convertible debentures                                                     900,000
   Accrued liabilities                                                         37,895
   Current tax liability                                                       15,000
   Deferred tax liability                                                      36,658
   Due to clients                                                              50,478
                                                                          -----------
   Total current liabilities                                                1,320,921
                                                                          -----------

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
    Preferred stock, par value $.001, 1,000,000 shares authorized
      Series A Preferred stock; liquidation preference of $950,000, redeemable at $1,500 per share at Company option,
        cumulative dividends of $120.00 per share per year, non-voting, par value $.001, 1,000 shares authorized, 633 shares issued
         and outstanding                                                            1
    Common stock
       Class A, par value $.001, 145,000,000 shares
         authorized, 11,280,000 issued and outstanding                         11,280
       Class B, par value $.001, 55,000,000 shares
         authorized, 51,750,000 issued and outstanding                         51,750
     Additional paid-in capital                                               654,807
     Accumulated deficit                                                      (48,782)
                                                                          -----------
   Total shareholders' equity                                                 669,056
                                                                          -----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                $ 1,989,977
                                                                          ===========

    The accompanying notes are an integral part of these financial statements

                           CORPORATE STRATEGIES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
              SIX MONTHS ENDED JUNE 30, 2004 AND 2003 (UNAUDITED)

--------------------------------------------------------------------------------

                                                        2004           2003
                                                    ------------   ------------
REVENUE
   Commission income                                $    584,058   $    184,351
   Discount income                                        72,623        159,311
   Consulting Revenue                                         --             --
   Marketable securities gain                             62,718        910,214
   Other income                                           64,270         41,100
                                                    ------------   ------------
   Total revenue                                         783,669      1,294,976
                                                    ------------   ------------

GENERAL AND ADMINISTRATIVE EXPENSES
   Salaries and benefits                                 261,876        150,239
   Commission and loan processing                        305,704         86,018
   Advertising                                            73,172         46,021
   Business development, travel and entertainment         33,406         20,307
   Rent                                                   30,628          9,885
   Depreciation                                           15,144          9,043
   Professional fees                                      97,996         43,701
   Bad Debt                                                   --             --
   Other                                                 116,672         38,345
                                                    ------------   ------------
   Total general and administrative expenses             934,598        403,559
                                                    ------------   ------------

OTHER (INCOME) EXPENSE
   Minority interest                                     (17,308)            --
   Interest expense                                       12,124         29,445
   Interest income                                        (4,040)        (7,076)
                                                    ------------   ------------

   Total other (income) expense                           (9,224)        22,369
                                                    ------------   ------------

   Income (loss) before income tax                      (141,705)       869,048
                                                    ------------   ------------

INCOME TAX PROVISION (BENEFIT)
   Current income tax expense                                 --             --
   Deferred income tax expense (benefit)                 (35,229)       176,629
                                                    ------------   ------------

   Total income tax provision (benefit)                  (35,229)       176,629
                                                    ------------   ------------

NET INCOME (LOSS)                                       (106,476)       692,419

   Preferred dividends paid                               38,306         39,809
                                                    ------------   ------------
INCOME (LOSS) APPLICABLE TO COMMON SHARES           $   (144,782)  $    652,610
                                                    ============   ============
Basic and diluted income (loss) per share           $       0.00   $       0.01
                                                    ============   ============
Basic and diluted average shares outstanding          49,438,516     45,000,000
                                                    ============   ============

    The accompanying notes are an integral part of these financial statements

                           CORPORATE STRATEGIES, INC.
                  CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE
                    THREE MONTHS ENDED JUNE 30, 2004 AND 2003
                                   (UNAUDITED)
--------------------------------------------------------------------------------

                                                         2004           2003
                                                    ------------   ------------

REVENUE
   Commission income                                $    321,249   $    184,351
   Discount income                                        33,092         81,941
   Marketable securities gain                             31,612        914,567
   Other income                                           49,900         15,000
                                                    ------------   ------------

   Total revenue                                         435,853      1,195,859
                                                    ------------   ------------

GENERAL AND ADMINISTRATIVE EXPENSES
   Salaries and benefits                                 130,031         86,327
   Commission and loan processing                        162,785         86,018
   Advertising                                            31,769         26,865
   Business development, travel and entertainment         14,334          8,187
   Rent                                                   15,864          6,515
   Depreciation                                            7,956          5,139
   Professional fees                                      51,559         19,341
   Other                                                  90,419         19,995
                                                    ------------   ------------

   Total general and administrative expenses             504,717        258,387
                                                    ------------   ------------

OTHER (INCOME) EXPENSE
   Minority interest                                      (6,581)            --
   Interest expense                                        9,476         16,380
   Interest income                                        (2,282)        (2,616)
                                                    ------------   ------------

   Total other expense                                       613         13,764
                                                    ------------   ------------

   Income (loss) before income tax                       (69,477)       923,708
                                                    ------------   ------------

INCOME TAX PROVISION (BENEFIT)
   Deferred income tax provision (benefit)               (26,772)       192,933
                                                    ------------   ------------

   Total income tax provision (benefit)                  (26,772)       192,933
                                                    ------------   ------------

NET INCOME (LOSS)                                        (42,755)       730,775

   Preferred dividends paid                               18,511         20,014
                                                    ------------   ------------

INCOME (LOSS) APPLICABLE TO COMMON SHARES           $    (61,266)  $    710,761
                                                    ============   ============

Basic and diluted income (loss) per share           $       0.00   $       0.00
                                                    ============   ============

Basic and diluted average shares outstanding          53,802,857     45,000,000
                                                    ============   ============

    The accompanying notes are an integral part of these financial statements

                           CORPORATE STRATEGIES, INC.
                  CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE
                     SIX MONTHS ENDED JUNE 30, 2004 AND 2003
                                   (UNAUDITED)
--------------------------------------------------------------------------------

                                                                    2004           2003
                                                                -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income (loss)                                            $  (106,476)   $   692,419
   Adjustment to reconcile net income to net cash
   used in operating activities:
      Depreciation                                                   15,144          9,043
      Minority interest                                             (17,308)            --
   (Increase) decrease in assets:
      Purchased accounts receivable                                 (19,252)        53,919
      Other accounts receivable                                    (115,715)       (67,420)
      Receivable from shareholder                                    37,500             --
      Notes receivable                                              (19,464)        62,821
      Prepaid and other                                             (36,125)        (7,863)
      Investment in marketable securities                           216,621       (982,222)
      Deferred expenses                                             (28,085)            --
   Increase (decrease) in liabilities:
      Accounts payable                                               43,634        (56,459)
      Accrued liabilities                                           (37,499)         1,560
      Current and deferred tax liability                            (35,229)       183,629
      Due to clients                                                (33,979)       (37,169)
                                                                -----------    -----------
      Net cash used in operating activities                        (136,233)      (147,742)
                                                                -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES
      Purchases of fixed assets                                     (18,730)       (31,193)
                                                                -----------    -----------
      Net cash used in investing activities                         (18,730)       (31,193)
                                                                -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES
      Proceeds from note payable, net                                    --        329,950
      Proceeds from issuance of common stock                        170,150             --
      Proceeds from sale of convertible debentures                  775,000             --
      Preferred dividends paid                                      (38,306)       (39,809)
                                                                -----------    -----------
      Net cash provided by financing activities                     906,844        290,141
                                                                -----------    -----------
NET INCREASE IN CASH                                                751,881        111,206
CASH, BEGINNING OF PERIOD                                           306,562         10,785
                                                                -----------    -----------
CASH, END OF PERIOD                                             $ 1,058,443    $   121,991
                                                                ===========    ===========
SUPPLEMENTAL CASH FLOW INFORMATION:
   Interest paid                                                $     8,791    $    30,555
   Taxes paid                                                        30,000             --

SUPPLEMENTAL NON-CASH INVESTING
AND FINANCING ACTIVITIES:
   Increase in minority interest                                     11,262             --
   Deferred expenses associated with issuance of
      common stock and sale of debentures                           125,000             --
   Increase in common stock and reduction of additional
      paid-in capital for stock split and change in par value         7,360             --
   Redemption of preferred stock for accounts receivable            115,766             --
   Costs of registration statement charge to additional
      paid-in capital                                                90,335             --
   Increase in addition paid-in capital for cost of
      registration statement withheld by investor                    80,000             --

    The accompanying notes are an integral part of these financial statements

                           CORPORATE STRATEGIES, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2004
                                   (UNAUDITED)
--------------------------------------------------------------------------------

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements of Corporate Strategies, Inc. have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB and Item 310(b) of Regulation S-B. They do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation, have been included in the accompanying unaudited financial statements. Operating results for the periods presented are not necessarily indicative of the results that may be expected for the full year.

These financial statements should be read in conjunction with the financial statements and footnotes of Corporate Strategies, Inc. for the year ended December 31, 2003, included herein.

In August, 2004, the Board of Directors effected a three-for-one (3:1) stock split for Class A common stock. All references to Class A common stock, Class A common stock outstanding, and per share amounts in the June 30, 2004 unaudited financial statements and footnotes have been restated to retroactively reflect the increase in the shares outstanding.

NOTE 2 - SEGMENT REPORTING

The Company has two segments: mortgage brokerage, through its 80% owned subsidiary, Aim American Mortgage, Inc., which originates non-government insured loans in Texas, and merchant banking. As a merchant banker, the Company purchases receivables with recourse, makes secured loans to small businesses, provides strategic consulting and other fee based corporate finance services, and makes investments which may include direct investments in clients.

The Company evaluates segment performance and allocates resources based on several factors, of which revenue and income before federal income tax are the primary financial measures. The accounting policies of the reportable segments are the same as those described in the footnote entitled "Summary of Significant Accounting Policies" of the Notes to the Consolidated Financial Statements.

The Company's operations are conducted in the United States.

                                           MORTGAGE     MERCHANT
                                           BROKERAGE     BANKING        TOTAL
                                          ----------    ----------    ----------
SIX MONTHS ENDED JUNE 30, 2004

Revenue                                   $  546,521    $  237,148    $  783,669
Income before income tax                     124,226        17,479       141,705
Additions to long-term assets                 18,685           717        19,402
Depreciation                                   7,070         8,074        15,144

SIX MONTHS ENDED JUNE 30, 2003

Revenue                                   $  184,351    $1,110,625    $1,294,976
Income before income tax                      27,259       841,789       869,048
Additions to long-term assets                 29,599         1,594        31,193
Depreciation                                   1,982        18,325        20,307

                           CORPORATE STRATEGIES, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2004
                                   (UNAUDITED)
--------------------------------------------------------------------------------

NOTE 3 - DEBT AND EQUITY AGREEMENTS

On May 6, 2004, the Company entered into a Security Purchase Agreement with Cornell Capital Partners, LP ("Cornell") for the sale of $1,200,000 of 5% Secured Convertible Debentures. The debentures, along with unpaid interest are convertible, at the option of the holder, into Class A common stock at a conversion price equal to the lesser of 120% of the initial bid price of the common stock or 80% of the closing bid price as listed on a principal market. On the second anniversary date of issuance, the Company has the option of paying all the unpaid principal and accrued interest on the unconverted debentures or mandatorially converting the debentures into common stock. The Company also has the right to redeem the debentures, in whole or part, at any time for 120% of the face amount of the debentures plus accrued interest. The debentures are secured by certain of the Company's assets. At closing $400,000 of the debentures were issued and funded. The second $400,000 will be funded upon filing a Registration Statement with the SEC to register the underlying common stock, with the final $400,000 funded upon effectiveness of the Registration Statement.

On June 30, 2004, the Company terminated a Standby Equity Distribution Agreement dated May 6, 2004 and entered into a new Standby Equity Distribution Agreement for the sale of up to $25,000,000 of the Company's Class A Common Stock. For a period of two years commencing after the effective date of a registration statement registering the resale of the common stock and for as long as the Registration Statement continues to be effective, the Company can request periodic purchases of up to $600,000 of the committed amount. The purchase price of the stock will be 98% of the volume weighted average price of the common stock for five consecutive trading days following the purchase request. The
Company  pays a fee of 5% of each  requested  purchase  amount to  Cornell.  The
Company also issued Cornell 3,750,000 shares of Class A Common Stock for services rendered pursuant to the agreements.

On June 29, 2004, the Company entered into an agreement with iVoice, Inc. for the sale of 7,500,000 shares of the Company's Class A common stock for $250,000 and the sale of $500,000 of 5% Secured Convertible Debentures. The debentures are secured by certain of the Company's assets. Proceeds were received and the debentures issued at the closing date. The conversion terms, redemption rights, and security are similar with the securities discussed in the first paragraph above.

NOTE 4 - SUBSEQUENT EVENTS

On September 1, 2004, the Company entered into a five year employment agreement, effective June 1, 2004 with Tim Connolly, Chief Executive Officer and Chairman of the Board. The agreement has a renewal provision, provides for an annual salary and bonus upon attaining certain performance criteria set by the board of directors. The agreement also provides certain anti-dilution provisions in return for an extension of lock-up of the Chief Executive Officer's shares until December 31, 2007 and for certain other fringe benefits.

NOTE 5 - COMMITMENTS AND CONTINGENCIES

In connection with the origination of loans, the Company is required to make customary representations and warranties regarding the Company and the loans. The Company may be subject to these representations and warranties for the life of the loans and they relate to, among other things: compliance with laws; regulations and underwriting standards; the accuracy of information in the loan documents and loan files; and the characteristics and enforceability of the loans. If the loan is closed before the Company detects non-compliance with these requirements, the Company may be obligated to repurchase the loan and bear any associated loss, or the Company may be obligated to indemnify the purchaser against that loss. The Company believes they have qualified personnel and have established controls to help ensure that all loans will be originated to the market's requirements; however, the Company cannot provide any assurance that the Company will succeed in doing so. The Company does not believe an allowance for defective loan losses is necessary at this time, however, an allowance will be provided when the Company determines one is necessary.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Our Certificate of Incorporation include an indemnification provision under which we have agreed to indemnify directors and officers of Corporate Strategies to fullest extent possible from and against any and all claims of any type arising from or related to future acts or omissions as a director or officer of Corporate Strategies.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Corporate Strategies pursuant to the foregoing, or otherwise, Corporate Strategies has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. Corporate Strategies will pay all expenses in connection with this offering.

        ---------------------------------------------------------------------
        Securities and Exchange Commission Registration Fee        $   237.56
        ---------------------------------------------------------------------
        Printing and Engraving Expenses                            $10,000.00
        ---------------------------------------------------------------------
        Accounting Fees and Expenses                               $15,000.00
        ---------------------------------------------------------------------
        Legal Fees and Expenses                                    $50,000.00
        ---------------------------------------------------------------------
        Miscellaneous                                              $ 4,762.44
                                                                   ----------
        ---------------------------------------------------------------------

        ---------------------------------------------------------------------
        TOTAL                                                      $80,000.00
                                                                   ==========
        ---------------------------------------------------------------------

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

      OTHER SALES

      In August 2004, the Company sold 3,000,000 shares of Restricted Class A Common Stock for $100,000 to eight (8) accredited, unaffiliated investors.

      In July 2004, the Company entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, pursuant to which the Company may, at its discretion, periodically issue and sell to Cornell, up to $25,000,000 of the Company's common stock. Upon the execution of the Standby Agreement, the Company agreed to issue 1,250,000 shares of its common stock to Cornell, plus an additional $10,000 worth of the Company's common stock to Newbridge Securities Corporation, as a placement fee, per the Placement Agent Agreement, valued at the fair market value of the stock as of the date of execution of the agreement.

      In June 2004, iVoice purchased $500,000 of convertible debentures from Corporate Strategies in a private placement. The debentures are convertible at the holder's option any time up to maturity at a conversion price equal to the lower of (i) 120% of the initial bid price of the common stock as of the initial trading date (ii) 80% of the lowest closing bid price of the common stock for the 5 trading days immediately preceding the conversion date. At maturity, Corporate Strategies has the option to either pay the holder 120% of the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date or (ii) 80% of the lowest closing bid price of the common stock for the lowest trading days of the 5 trading days immediately preceding the conversion date. The convertible debentures are secured by certain of Corporate Strategies' assets.

      In May 2004, Cornell Capital Partners entered into an agreement to purchase $1.2 million of convertible debentures from Corporate Strategies in a private placement. The debentures are convertible at the holder's option any time up to maturity at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date (ii) 80% of the lowest closing bid price of the common stock for the 5 trading days immediately preceding the conversion date. At maturity, Corporate Strategies has the option to either pay the holder 120% of the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to the lower of (i) 120% of the initial bid price of the common stock as of the initial trading date or (ii) 80% of the lowest closing bid price of the common stock for the lowest trading days of the 5 trading days immediately preceding the conversion date. The convertible debentures are secured by certain of Corporate Strategies' assets.

      We relied upon the exemption provided in Section 4(2) of the Securities Act and/or Rule 506 thereunder, which cover "transactions by an issuer not involving any public offering," to issue securities discussed above without registration under the Securities Act of 1933. Corporate Strategies made a determination in each case that the person to whom the securities were issued did not need the protections that registration would afford. The certificates representing the securities issued displayed a restrictive legend to prevent transfer except in compliance with applicable laws, and our transfer agent was instructed not to permit transfers unless directed to do so by Corporate Strategies, after approval by our legal counsel. Corporate Strategies believes that the investors to whom securities were issued had such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the prospective investment. Corporate Strategies also believes that the investors had access to the same type of information as would be contained in a registration statement.

ITEM 27. EXHIBITS

--------------------------------------------------------------------------------------
EXHIBIT NO. DESCRIPTION                                              LOCATION
----------- -----------                                              --------
--------------------------------------------------------------------------------------
3.1         Certificate of Incorporation                             Provided herewith

3.2         Certificate of Amendment to Certificate of               Provided herewith
            Incorporation dated March 18, 2004

3.3         Amended and Restated Certificate of Designation,         Provided herewith
            Preferences and Rights of Series A Preferred Stock
            dated May 4, 2004

3.4         Certificate of Correction dated June 1, 2004             Provided herewith

3.5         Certificate of Amendment to Certificate of               Provided herewith
            Incorporation dated August 25, 2004

3.6         Plan and Agreement of Merger dated March 25, 2002        Provided herewith

3.7         Bylaws                                                   Provided herewith

3.8         Bylaws Amendment                                         Provided herewith

4.1         Stock Option Agreement by and between Corporate          Provided herewith
            Strategies and Fred Zeidman

5.1         Opinion re: Legality                                     Provided herewith

10.1        Securities Purchase Agreement dated as of May 2004       Provided herewith
            between Corporate Strategies and Cornell Capital
            Partners, LP

10.2        Registration Rights Agreement dated as of May 2004       Provided herewith
            between Corporate Strategies and Cornell Capital
            Partners, LP

10.3        Form of Convertible Debenture                            Provided herewith

10.4        Standby Equity Distribution Agreement dated as of June   Provided herewith
            2004 between Corporate Strategies and Cornell Capital
            Partners, LP

10.5        Registration Rights Agreement dated as of June 2004      Provided herewith
            between Corporate Strategies and Cornell Capital
            Partners, LP

10.6        Placement Agent Agreement dated as of June 2004          Provided herewith
            between Corporate Strategies and Newbridge Securities
            Corporation

10.7        Employment Agreement dated as of June 1, 2004 between    Provided herewith
            Corporate Strategies and Tim Connolly

10.8        Securities Purchase Agreement dated as of June 2004      Provided herewith
            between Corporate Strategies and iVoice

10.9        Registration Rights Agreement dated as of June 2004      Provided herewith
            between Corporate Strategies and iVoice

--------------------------------------------------------------------------------------
EXHIBIT NO. DESCRIPTION                                              LOCATION
----------- -----------                                              --------
--------------------------------------------------------------------------------------
10.10       Form of Convertible Debenture                            Provided herewith

10.11       Employment Agreement                                     Provided herewith

14.1        Code of Ethics                                           Provided herewith

23.1        Consent of Independent Public Accountants                Provided herewith

23.2        Consent of Legal Counsel                                 Incorporated by reference in Exhibit 5.1 of
                                                                     this filing

UNDERTAKINGS

      The undersigned registrant hereby undertakes:

            (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Sections 10(a)(3) of the Securities Act of 1933 (the "Act");

                  (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                  (iii) Include any additional or changed material information on the plan of distribution;

            (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

      Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, on September 17, 2004.

                             CORPORATE STRATEGIES, INC.

                             By:    /s/ Timothy Connolly
                                ------------------------------------------------
                             Name:  Timothy Connolly..
                             Title: Chief Executive Officer (Principal Executive
                                    Officer) and Chairman of the Board

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE                                    TITLE                                                  DATE
---------                                    -----                                                  ----
/s/ Timothy Connolly                                                                                September 17, 2004
------------------------------------
Timothy Connolly                             Chief Executive Officer (Principal Executive
                                             Officer) and Chairman of the Board


/s/A. P. Shukis                                                                                     September 17, 2004
------------------------------------
A. P. Shukis                                 (Principal Accounting
                                             Officer)